UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________
SCHEDULE 14A
(RULE 14a‑101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
_____________

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
TRI Pointe Group, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders:
An annual meeting of stockholders (the "annual meeting") of TRI Pointe Group, Inc. ("TRI Pointe") will be held at 10:00 a.m. local time, on Friday, April 27, 2018, at our corporate offices, located at 19540 Jamboree Road, Suite 300, Irvine, California 92612. The annual meeting will be held for the following purposes:

•
to elect the six nominees named in the proxy statement to serve on our Board of Directors until his or her successor is elected and qualified or until his or her earlier resignation, removal or death (Proposal No. 1);

•	to ratify the appointment of Ernst & Young LLP as TRI Pointe's independent registered public accounting firm for 2018 (Proposal No. 2); and

•	to transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.
These items of business are more fully described in the proxy statement accompanying this notice. Our Board of Directors recommends stockholders vote "FOR" the election of each of the six director nominees listed in Proposal No. 1 and "FOR" Proposal No.  2.
All TRI Pointe stockholders are cordially invited to attend the annual meeting, although only those stockholders of record at the close of business on February 26, 2018 are entitled to receive notice of the annual meeting and to vote at the annual meeting and any adjournments or postponements of the annual meeting.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR SHARES OF TRI POINTE COMMON STOCK BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR BY USING THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD AT YOUR EARLIEST CONVENIENCE.
We have elected to take advantage of the rules that allow companies to furnish their proxy materials via the Internet. As a result, the proxy statement was made available on the Internet and we mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about March 16, 2018. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy statement and annual report. TRI Pointe's proxy materials are available online at http://www.astproxyportal.com/ast/18094.
By Order of the Board of Directors,
David C. Lee
Secretary
Please vote your shares promptly. You can find instructions for voting on the enclosed proxy card.

March 16, 2018

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- ii -

INFORMATION ABOUT THE ANNUAL MEETING
General; Date; Time and Place; Purposes of the Meeting
The enclosed proxy is solicited on behalf of our Board of Directors for use at the annual meeting of stockholders of TRI Pointe Group, Inc. ("TRI Pointe," "we," "us" or the "Company") to be held at 10:00 a.m. local time, on Friday, April 27, 2018 or at any adjournments or postponements of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. The annual meeting will be held at our corporate offices, located at 19540 Jamboree Road, Suite 300, Irvine, California 92612.
At the annual meeting, stockholders will be asked to:

•
elect the six nominees named in this proxy statement to serve on our Board of Directors until his or her successor is elected and qualified or until his or her earlier resignation, removal or death (Proposal No. 1);

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Proposal No. 2); and

•	transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.
When this proxy statement refers to the "annual meeting," it is also referring to any adjournment or postponement of the annual meeting, if it is determined by our Board of Directors to be necessary or appropriate.
Electronic Delivery
In accordance with the rules and regulations adopted by the Securities and Exchange Commission ("SEC"), we have elected to furnish the proxy materials to our stockholders via the Internet. We believe electronic delivery will expedite stockholders' receipt of proxy materials, while lowering costs and reducing the environmental impact of the annual meeting by reducing printing and mailing of full sets of proxy materials. This proxy statement was made available on the Internet and we mailed a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access the proxy materials on or about March 16, 2018. If a stockholder would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.
Record Date; Quorum
Holders of record of our common stock at the close of business on February 26, 2018, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. At the close of business on the record date, 151,391,065 shares of our common stock were outstanding and entitled to vote. Stockholders are entitled to one vote on each matter submitted to the stockholders for each share of our common stock held as of the record date.
A quorum must be established in order for our stockholders to take action at the annual meeting. The presence at the annual meeting, in person or by proxy, of the holders of stock having a majority of votes that could be cast by the holders of all outstanding stock entitled to vote at the annual meeting will constitute a quorum. If a share is represented for any purpose at the annual meeting, it will be deemed present for purposes of determining whether a quorum exists. Abstentions and "broker non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. If a quorum is present when the annual meeting is convened, the subsequent withdrawal of stockholders, even if less than a quorum remains after such withdrawal, will not affect the ability of the remaining stockholders to lawfully transact business.
As of February 26, 2018, our directors and current executive officers held approximately 1.3% of the shares entitled to vote at the annual meeting. See "Ownership of Our Common Stock."
Solicitation of Proxies
We will bear the entire cost of soliciting proxies from our stockholders. In addition to solicitation of proxies by mail, proxies may be solicited in person, by telephone or other electronic communications, such as emails or postings on our website by our directors, officers and employees, who will not receive additional compensation for these services. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $11,500 plus expenses. Banks, brokers and other nominees will be requested to forward soliciting material to beneficial owners of stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.
Adjournments and Postponements
Although it is not currently expected, if it is determined by our Board of Directors to be necessary or appropriate, the annual meeting may be adjourned or postponed. Notice will not be given of any such adjourned meeting if the date, time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting. If our Board of Directors fixes a new record date for determination of stockholders entitled to vote at an adjourned meeting, our Board of Directors will also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as the record date determined for stockholders entitled to vote at the adjourned meeting.
Attending the Annual Meeting
All stockholders, including stockholders of record and stockholders who hold their shares in "street name" through banks, brokers or other nominees, are invited to attend the annual meeting. Stockholders of record can vote in person at the annual meeting. To attend the annual meeting, stockholders of record need to bring a valid picture identification. If a stockholder holds shares in "street name" through an account with a bank, broker or other nominee, the holder will need to contact its bank, broker or other nominee and obtain a "legal proxy" from the bank, broker or other nominee and present the "legal proxy" and valid picture identification at the annual meeting, which "legal proxy" will serve as the stockholder's admission ticket. Cell phones must be turned off prior to entering the annual meeting. Cameras and video, audio or any other electronic recording devices will not be allowed in the meeting room during the annual meeting, except to the extent permitted by us. You can obtain directions to be able to attend the annual meeting and vote in person, by requesting them in writing or by telephone from us at the following address and telephone number: TRI Pointe Group, Inc., 19540 Jamboree Road, Suite 300, Irvine, California 92612, Attention: Investor Relations; Telephone: (949) 478-8696.

Householding
SEC rules allow delivery of a single document to households at which two or more stockholders reside. This procedure, referred to as "householding," reduces the volume of duplicate information received by stockholders, as well as our expenses. If a stockholder of record is eligible for householding, but it and other stockholders of record with which it shares an address receive multiple copies of the Notice, or if a stockholder of record holds stock in more than one account, and in either case the stockholder wishes to receive a single copy of the Notice for its household, it should notify our Corporate Secretary. If a stockholder participates in householding and wishes to receive a separate copy of the Notice, or does not wish to participate in householding and prefers to receive separate copies of the Notice in the future, it should notify our Corporate Secretary. A stockholder may notify our Corporate Secretary in writing at TRI Pointe Group, Inc., 19540 Jamboree Road, Suite 300, Irvine, California 92612, Attention: Corporate Secretary, or by telephone at (949) 438-1400.
If a stockholder holds its shares through an intermediary that is utilizing householding and the stockholder wishes to receive separate copies of our annual report and proxy statement in the future, or if it is receiving multiple copies of our proxy materials and annual report and wishes to receive only one, it should contact its bank, broker, or other nominee record holder.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
The following are some of the questions that stockholders may have about the annual meeting and answers to those questions. These questions and answers are not meant to be a substitute for the information contained in the remainder of this proxy statement, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement. We urge our stockholders to read this proxy statement in its entirety prior to making any decision.

Q:	What proposals will be voted on at the annual meeting?

A:	Stockholders will vote on the following proposals:

•
to elect the six nominees named in this proxy statement to serve on our Board of Directors until his or her successor is elected and qualified or until his or her earlier resignation, removal or death (Proposal No. 1); and

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Proposal No. 2).

Q:	How does our Board of Directors recommend stockholders vote?

A:	Our Board of Directors recommends that stockholders vote:

•
"FOR" the election of each of the six nominees to our Board of Directors until his or her successor is elected and qualified or until his or her earlier resignation, removal or death (Proposal No. 1); and

•	"FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Proposal No. 2).
Questions With Respect to the Election of Directors (Proposal No. 1)

Q:	What vote is required for election of directors?

A:
Our Bylaws provide for majority voting in uncontested director elections. Uncontested director elections are defined as any meeting of stockholders at which directors are to be elected and the number of nominees does not exceed the number of directors to be elected. The election of directors at the annual meeting will be an uncontested director election, as defined. Therefore, each nominee for election as a director will be elected at the annual meeting if the number of votes cast "FOR" the nominee's election exceeds the number of votes cast "AGAINST" the nominee's election. Abstentions and "broker non-votes" will not be counted as votes cast and will not affect the outcome with regard to this proposal. There is no cumulative voting in the election of directors.

Q:	What if a stockholder returns a proxy but does not indicate how the shares should be voted with respect to Proposal No. 1?

A:
If a stockholder submits a properly executed proxy to us but the proxy does not indicate how it should be voted on this proposal, the shares subject to the proxy will be voted "FOR" the election of each of the six nominees named in this proxy statement to our Board of Directors.

Q:	What if a stockholder returns a proxy but instructs the proxy holder to abstain with respect to one or more nominees?

A:
If a stockholder submits a properly executed proxy to us and instructs the proxy holder to abstain with respect to one or more nominees, the shares subject to the proxy will not be voted for or against that nominee or those nominees and will be voted "FOR" or "AGAINST" the remaining nominee(s), if any, as indicated on the proxy.

Q:	What if a stockholder is a beneficial owner of shares held in "street name" and fails to provide voting instructions with respect to Proposal No. 1?

A:
If a stockholder is the beneficial owner of shares held in "street name" through its bank, broker or other nominee, the bank, broker or other nominee will typically be prohibited from voting in its discretion on this proposal with respect to that stockholder's shares and these "broker non-votes" will not affect the outcome of the election.

Questions With Respect to the Ratification of the Appointment of Auditors (Proposal No. 2)

Q:	What vote is required to approve the ratification of the appointment of auditors?

A:
Pursuant to our Bylaws, this proposal requires the affirmative vote of the holders of stock having a majority of the votes that could be cast by the stockholders entitled to vote on the proposal that are present in person or by proxy at the annual meeting.

Q:	What if a stockholder returns a proxy but does not indicate how the shares should be voted with respect to Proposal No. 2?

A:
If a stockholder submits a properly executed proxy to us but the proxy does not indicate how it should be voted on this proposal, the shares subject to the proxy will be voted "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

Q:	What if a stockholder returns a proxy but instructs the proxy holder to abstain with respect to Proposal No. 2?

A:
If a stockholder submits a properly executed proxy to us and the proxy instructs the proxy holder to abstain from voting on this proposal, the shares subject to the proxy will not be voted, and will have the effect of a vote "AGAINST", with regard to this proposal.

Q:	What if a stockholder is a beneficial owner of shares held in "street name" and fails to provide voting instructions with respect to Proposal No. 2?

A:
If a stockholder is the beneficial owner of shares held in "street name" through its bank, broker or other nominee, the bank, broker or other nominee will typically have the authority to exercise its voting discretion to vote on this proposal.

General Questions

Q:	How can stockholders cast their vote?

A:	Stockholders may vote in one of the following ways:

•	by using the toll-free number shown on the proxy card (or voting instruction card if a stockholder received its proxy materials from a bank, broker or other nominee);

•	by visiting the website shown on the proxy card (or voting instruction card) to submit a proxy via the Internet;

•	by completing, signing, dating and returning the enclosed proxy card (or voting instruction card) in the enclosed postage-paid envelope; or

•	by attending the annual meeting and voting their shares.

Q:	If a stockholder is not going to attend the annual meeting, should that stockholder return its proxy card or otherwise vote its shares?

A:
Yes. Returning the proxy card (or voting instruction card if a stockholder received its proxy materials from a bank, broker or other nominee) or voting by calling the toll-free number shown on the proxy card (or voting instruction card) or visiting the website shown on the proxy card (or voting instruction card) to submit a proxy via the Internet ensures that the shares will be represented and voted at the annual meeting, even if the stockholder will be unable to, or does not, attend.

Q:	If a stockholder's shares are held in "street name" through its bank, broker or other nominee, will that bank, broker or other nominee vote those shares?

A:
Banks, brokers or other nominees will not vote shares of a stockholder with respect to Proposal No. 1 unless the stockholder instructs its bank, broker or other nominee how to vote. A stockholder should follow the directions on the voting instruction card provided by its bank, broker or other nominee regarding how to instruct its bank, broker or other nominee to vote its shares. If a stockholder does not provide its bank, broker or other nominee with instructions, under New York Stock Exchange ("NYSE") rules, that bank, broker or other nominee will not be authorized to vote with respect to Proposal No. 1, but may vote in its discretion with respect to Proposal No. 2.

Q:	Can a stockholder change or revoke its proxy after mailing its proxy card?

A:	Yes. If a stockholder has properly completed and submitted its proxy card, that stockholder can change or revoke its proxy vote in any of the following ways:

•	by filing with our Corporate Secretary an instrument in writing revoking the proxy;

•	by filing with our Corporate Secretary a duly executed proxy bearing a later date;

•
by logging onto the website specified on the proxy card (or voting instruction card if a stockholder received its proxy materials from a bank, broker or other nominee) in the same manner a stockholder would to submit its proxy electronically or by calling the toll-free number specified on the proxy card (or voting instruction card) prior to the annual meeting, in each case if the stockholder is eligible to do so, and following the instructions on the proxy card (or voting instruction card); or

•	by attending the annual meeting and voting in person.
Simply attending the annual meeting will not revoke a proxy. In the event of multiple online or telephone proxies submitted by a stockholder, each proxy will supersede any earlier dated proxy and the proxy bearing the latest date will be deemed to be the final proxy of that stockholder unless that proxy is revoked.
If a stockholder holds shares in "street name" through its bank, broker or other nominee, and has directed that person to vote its shares, it should instruct that person to change its vote, or if, in the alternative, a stockholder holding shares in "street name" wishes to vote in person at the annual meeting, the stockholder must obtain a "legal proxy" from the bank, broker or other nominee and present the "legal proxy" at the annual meeting.

Q:	What should stockholders do now?

A:
After carefully reading and considering the information contained in this proxy statement, stockholders should complete their proxies or voting instruction cards as soon as possible so that their shares will be represented and voted at the annual meeting. Stockholders should follow the instructions set forth on the enclosed proxy card (or the voting instruction card if a stockholder received its proxy materials from a bank, broker or other nominee).

Q:	Who can answer my questions?

A:
If you have any questions about the annual meeting, need assistance in voting your shares or need additional copies of this proxy statement or the proxy card (or voting instruction card if you received your proxy materials from a bank, broker or other nominee), you should contact:

D.F. King & Co., Inc.
48 Wall Street, 22nd floor
New York, New York 10005
(800) 207-3158 (Toll Free)
(212) 269-5550 (Call Collect)
or
TRI Pointe Group, Inc.
19540 Jamboree Road, Suite 300
Irvine, California 92612
Attention: Investor Relations
Telephone: (949) 478-8696

PROPOSAL NO. 1
ELECTION OF DIRECTORS
All of our directors are elected annually at the annual meeting of stockholders. Stockholders are requested to elect the six nominees named in this proxy statement to serve on our Board of Directors until his or her successor is elected and qualified or until his or her earlier resignation, removal, or death.
The names of the six nominees for director and their current positions and offices with us are set forth below. Each of the nominees is now a director. Detailed biographical information regarding each of these nominees is provided in "Board of Directors—Director Nominees." The Nominating and Corporate Governance Committee of our Board of Directors has reviewed the qualifications of each of the nominees and has recommended to our Board of Directors that each nominee be submitted to a vote at the annual meeting.
All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If any nominee is unable or unwilling to serve, our Board of Directors may designate a substitute nominee or reduce the size of our Board of Directors. If our Board of Directors designates a substitute nominee, proxies may be voted for that substitute nominee. Our Board of Directors knows of no reason why any nominee will be unable or unwilling to serve if elected. Listed below are the six nominees for election as a director at the annual meeting.

Name	Age	Position
Mr. Steven J. Gilbert	70	Chairman of the Board
Mr. Douglas F. Bauer	56	Chief Executive Officer and Director
Mr. Lawrence B. Burrows	65	Independent Director
Mr. Daniel S. Fulton	69	Independent Director
Ms. Constance B. Moore	62	Independent Director
Mr. Thomas B. Rogers	78	Independent Director
Required Vote
Each nominee for election as a director will be elected if the number of votes cast "FOR" the nominee's election exceeds the number of votes cast "AGAINST" the nominee's election. Abstentions and "broker non-votes" will not be counted as votes cast and will not affect the outcome with regard to this proposal. There is no cumulative voting in the election of directors.
Director Resignation Policy
Under our director resignation policy, any incumbent director who is not re-elected must promptly tender a written offer of resignation as a director. The Nominating and Corporate Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that the Board of Directors accept any resignation offer, the Nominating and Corporate Governance Committee will be entitled to consider all factors believed relevant by the Nominating and Corporate Governance Committee's members, including, but not limited to: (i) any stated or perceived reasons for the director not receiving a majority vote, (ii) any alternatives for curing the underlying cause of the votes against, (iii) the director's tenure, (iv) the director's qualifications, (v) the director's past and expected future contributions to the Board of Directors, and (vi) the overall composition of the Board of

Directors, including whether accepting the resignation would cause us to fail to meet any applicable SEC or NYSE requirements or violate any of our material agreements.
In determining what action to recommend or take regarding a director's resignation, each of the Nominating and Corporate Governance Committee and the Board of Directors may consider a range of alternatives as it deems appropriate, including, but not limited to: (i) accepting the resignation offer, (ii) rejecting the resignation offer, (iii) rejecting the resignation offer to allow the director to remain on the Board of Directors but agreeing that the director will not be nominated for re-election to the Board of Directors at the next election of directors, (iv) deferring acceptance of the resignation offer until the Board of Directors can find a replacement director with the necessary qualifications to fill the vacancy that accepting the resignation offer would create, or (v) deferring acceptance of the resignation offer if the director can cure the underlying cause for not receiving a majority vote within a specified period of time.
The Board of Directors will act on the Nominating and Corporate Governance Committee's recommendation within 90 days following the certification of the stockholder vote. In deciding whether to accept the resignation offer, the Board of Directors will consider the factors considered by the Nominating and Corporate Governance Committee and any additional information and factors the Board of Directors believes to be relevant. If the Board of Directors accepts a director's resignation offer pursuant to this process, the Nominating and Corporate Governance Committee will recommend to the Board of Directors and the Board of Directors will thereafter determine whether to fill such vacancy or reduce the size of the Board of Directors. Any director who tenders his or her resignation pursuant to this provision will not participate in the proceedings of either the Nominating and Corporate Governance Committee or the Board of Directors with respect to his or her own resignation offer. If other directors who are members of the Nominating and Corporate Governance Committee did not receive a majority vote in the same uncontested election of directors, so that a quorum of the Nominating and Corporate Governance Committee cannot be achieved, then the other independent directors on the Board of Directors who received a majority of votes cast in that election will consider such resignation offer and recommend to the Board of Directors whether to accept or reject the resignation offer, or whether other action should be taken, regarding the resignation of each director who did not receive a majority vote.
Our Board of Directors recommends that stockholders vote "FOR" the election of each of the six nominees to our Board of Directors.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has approved the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and has further recommended that our Board of Directors submit the selection of our independent registered public accounting firm for ratification by stockholders at the annual meeting. Ernst & Young LLP has served as our independent registered public accounting firm since 2010. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
None of our Bylaws, our Certificate of Incorporation, or any other governing documents or applicable law requires stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, our Board of Directors is submitting the selection of Ernst & Young LLP to stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, nonetheless, retain Ernst & Young LLP as our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interest of stockholders. For information concerning fees billed to us for the fiscal years ended December 31, 2016 and 2017, see "Audit Committee Matters—Independent Registered Public Accounting Firm Fees."
Required Vote
This proposal must be approved by the affirmative vote of the holders of stock having a majority of the votes that could be cast by stockholders entitled to vote on the proposal that are present in person or by proxy at the annual meeting. Abstentions will be treated as being present and entitled to vote, and will have the effect of a vote against, with regard to this proposal. This proposal is considered "routine," therefore banks, brokers or other nominees may exercise their voting discretion in the absence of specific instructions with regard to this proposal.
Our Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

BOARD OF DIRECTORS
Composition of our Board of Directors
Our Certificate of Incorporation provides that the authorized number of directors shall not be fewer than three and shall be fixed from time to time solely by resolution adopted by affirmative vote of a majority of directors then in office. Our Board of Directors currently consists of six directors.
Pursuant to our employment agreement with Mr. Bauer, we have agreed that while he is employed under that agreement, we will nominate him for re-election as a member of our Board of Directors. See "Executive Compensation—Employment Agreements and Performance-Based RSU Awards."
Director Nominees
The nominees for election to our Board of Directors, together with biographical information furnished by each of them and information regarding each nominee's qualifications, are set forth below. There are no family relationships among our executive officers and directors.
DOUGLAS F. BAUER, 56, has served as our Chief Executive Officer and as a member of our Board of Directors since January 30, 2013. He was a member of TRI Pointe Homes, LLC's ("TPH LLC") board of managers prior to its conversion into a corporation. Prior to forming TPH LLC in April 2009, from 1989 to 2009, Mr. Bauer served in several capacities, including most recently the President and Chief Operating Officer, for William Lyon Homes, a homebuilding company whose common stock was listed on the NYSE from 1999 until the company was taken private in 2006. His prior titles at William Lyon Homes also included Chief Financial Officer and, prior thereto, President of its Northern California Division. Prior to his 20-year tenure at William Lyon Homes, Mr. Bauer spent seven years at Security Pacific National Bank in Los Angeles, California in various financial positions. Mr. Bauer has more than 30 years of experience in the real estate finance, development and homebuilding industry. Mr. Bauer has been involved in both legislative efforts and community enhancement programs through his involvement in the California Building Industry Association and HomeAid Orange County, a charitable organization with the mission of building or renovating shelters for the temporarily homeless, which serves individuals and families who find themselves without shelter due to such factors as domestic violence, job loss, catastrophic illness and crisis pregnancy. Mr. Bauer received his B.A. from the University of Oregon and later received his M.B.A. from the University of Southern California. As our Chief Executive Officer, Mr. Bauer has intimate knowledge of our business and operations, and he provides our Board of Directors with extensive experience in real estate finance, operations and development, as well as a familiarity with the workings of the homebuilding industry.
LAWRENCE B. BURROWS, 65, has served as a member of our Board of Directors since July 7, 2014. Mr. Burrows served as an executive officer of the Weyerhaeuser Company from 2008 through 2013, when he retired after 25 years with the company. He was Senior Vice President of Wood Products for Weyerhaeuser Company from 2010 through 2013. From 2008 to 2010, Mr. Burrows was President and Chief Executive Officer of Weyerhaeuser Real Estate Company ("WRECO"). Prior to becoming WRECO's President and Chief Executive Officer, he served as President of Winchester Homes, a WRECO subsidiary, from 2003 to 2008. Currently, Mr. Burrows serves on the Board of Connor Industries, a privately-held industrial wood and packaging solutions company. He also serves as Chair of the Dean's Advisory Board of the Edward J. Bloustein School of Planning and Public Policy at Rutgers University where he is also a Senior Planning Fellow. Mr. Burrows is also an officer and Treasurer of the non-profit Chesapeake Multi-Cultural Resource Center. Before joining Weyerhaeuser Company and

WRECO, Mr. Burrows was a real estate consultant and developer. Mr. Burrows served on the Board of Habitat for Humanity, Seattle/King County, and HomeAid of Northern Virginia. Mr. Burrows earned a B.A. from Rutgers University, a Masters in City Planning from the University of Pennsylvania, and is a graduate of the Wharton School of Business Advanced Management Program. He is the author of Growth Management: Issues, Techniques and Policy Implications, published by the Center for Urban Policy Research at Rutgers University. Our Board of Directors believes that Mr. Burrows' experience in real estate development and homebuilding is a tremendous benefit to our Board of Directors.
DANIEL S. FULTON, 69, has served as a member of our Board of Directors since July 7, 2014. Mr. Fulton served as President, Chief Executive Officer and a member of the board of directors of Weyerhaeuser Company from 2008 through 2013, when he retired after nearly 38 years with the company. Prior to becoming Weyerhaeuser Company's Chief Executive Officer, Mr. Fulton served as the President and Chief Executive Officer of WRECO from 2001 to 2008. During Mr. Fulton's tenure as Weyerhaeuser Company's Chief Executive Officer, he was a member of the Business Roundtable (BRT), where he served as the chair of the BRT Housing Subcommittee, and served on the boards of a number of industry associations, including NAFO (the National Alliance of Forest Owners), NAREIT (National Association of Real Estate Investment Trusts), SFI (Sustainable Forest Initiative) and the AF&PA (American Forest and Paper Association). Mr. Fulton is the past chair of the Washington Roundtable, where he continues as a member, and is the past chair of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University, where he continues to serve as an Executive Fellow. Mr. Fulton is a director of Saltchuk Resources, a privately-owned company primarily engaged in transportation and distribution, and a member of the Advisory Board for the Foster School of Business at the University of Washington. He is also a director of Green Diamond Resource Company, a privately-held, Seattle-based timber company. Mr. Fulton graduated with a B.A. in economics from Miami University (Ohio) in 1970. He received an M.B.A. in finance from the University of Washington in 1976, and he completed the Stanford University Executive Program in 2001. From 1970 to 1974, he served on active duty as an officer in the U.S. Navy Supply Corps. Our Board of Directors believes that Mr. Fulton's extensive experience in real estate finance and development, along with his executive and leadership experience, makes him a valuable contributor to our Board of Directors.
STEVEN J. GILBERT, 70, has served as a director on our Board of Directors since January 30, 2013. Mr. Gilbert is Chairman of the Board of Gilbert Global Equity Partners, L.P., a billion dollar private equity fund, and has served in this capacity since 1998. He is also a director of Fairholme Funds (Nasdaq: FAIRX), an open-end investment company; Senior Advisor to Continental Grain; a director of MBIA, Inc., (NYSE: MBI) and Oaktree Capital Group (NYSE: OAK); and is the Lead Independent Director of the Empire State Realty Trust (NYSE: ESRT). He is Vice Chairman of MidOcean Equity Partners, LP, and served as the Vice Chairman of Stone Tower Capital from January 2007 until April 2012 and as the Senior Managing Director and Chairman of Sun Group (USA) until 2009. From 1992 to 1997 he was a Founder and Managing General Partner of Soros Capital L.P., the principal venture capital and leveraged transaction entity of the Quantum Group of Funds, and a principal Advisor to Quantum Industrial Holdings Ltd. From 1988 to 1992, he was the Managing Director of Commonwealth Capital Partners, L.P., a private equity investment firm. Prior to that, from 1984 to 1988, Mr. Gilbert was the Managing General Partner of Chemical Venture Partners (now J. P. Morgan Capital Partners), which he founded. Mr. Gilbert was admitted to the Massachusetts Bar in 1970 and practiced law at Goodwin Procter & Hoar in Boston, Massachusetts. He was an associate in corporate finance at Morgan Stanley & Co. from 1972 to 1976, a Vice President at Wertheim & Co., Inc. from 1976 to 1978 and a Managing Director at E. F. Hutton International from 1978 to 1980. Mr. Gilbert was recently Chairman of the Board of Dura Automotive Systems, Inc., Chairman of CPM Holdings, True Temper Sports and a Director of J. O. Hambro Capital Management Group and the Asian Infrastructure Fund. Previously, Mr. Gilbert has been a Director of numerous companies, including Montpelier Re, Olympus Trust, Office Depot, Inc.,

Funk & Wagnalls, Inc., Parker Pen Limited, Piggly Wiggly Southern, Inc., Coast Community News, Inc., GTS-Duratek, Magnavox Electronic Systems Company, UroMed Corporation, Star City Casino Holdings, Ltd., Katz Media Corporation, Airport Group International, Batavia Investment Management, Ltd., Affinity Financial Group, Inc., ESAT Telecom, Ltd., Colep Holding, Ltd., NFO Worldwide, Terra Nova (Bermuda) Holdings, Limited and Veritas-DCG. He was the principal owner, Chairman and Chief Executive Officer of Lion's Gate Films from 1980 to 1984. Mr. Gilbert is a member of the Council on Foreign Relations and the Global Agenda Council on Capital Flows of the World Economic Forum and a member of the Board of Governors of the Lauder Institute. Mr. Gilbert received his B.A. from the Wharton School at the University of Pennsylvania, his J.D. from the Harvard Law School and his M.B.A. from the Harvard Graduate School of Business. Mr. Gilbert provides our Board of Directors with vast investment management and leadership experience, and his prior and current service as a director of numerous publicly-held companies allows him to make valuable contributions to our Board of Directors.
CONSTANCE B. MOORE, 62, has served as a member of our Board of Directors since July 7, 2014. She has served as a director of Civeo Corporation (NYSE:  CVEO) since June 2014. She has served as a director of Columbia Property Trust (NYSE: CXP) since November 2017. Ms. Moore served as a Director of BRE Properties, Inc. (NYSE: BRE) from September 2002 until BRE was acquired in April 2014. Ms. Moore served as President and Chief Executive Officer of BRE from January 2005 until April 2014, served as President and Chief Operating Officer from January 2004 until December 2004 and served as Executive Vice President & Chief Operating Officer from September 2002 to December 2003. Ms. Moore has more than 40 years of experience in the real estate industry. Prior to joining BRE in 2002, she was a managing director of Security Capital Group & Affiliates. From 1993 to 2002, Ms. Moore held several executive positions with Security Capital Group, including co-chairman and chief operating officer of Archstone Communities Trust. Ms. Moore holds an M.B.A. from the University of California, Berkeley, Haas School of Business and a bachelor's degree from San Jose State University. In 2009, she served as chair of the NAREIT. Currently, she is the chair of the Fisher Center for Real Estate and Urban Economics Policy Advisory Board at UC Berkeley, a Governor and a Trustee of the Urban Land Institute and serves on the Board of the Urban Land Institute Foundation and the Urban Land Global Board of Directors, serves on the board of Bridge Housing Corporation, serves on the board of the Haas School of Business at UC Berkeley, and serves on the board of the Tower Foundation at San Jose State University. Our Board of Directors believes that Ms. Moore provides it with significant leadership and real estate management experience.
THOMAS B. ROGERS, 78, has served as a director of our Board of Directors since January 30, 2013. Until his retirement in January 2009, Mr. Rogers served as Executive Vice President in charge of City National Bank's Southern Region. In that position, he oversaw the delivery of commercial banking, private client and wealth management services to clients throughout Orange County, the greater San Diego area and the Inland Empire. Before joining City National Bank in 2000, Mr. Rogers served for eight years as Senior Vice President and Treasurer of The Irvine Company. Prior to that, Mr. Rogers spent more than 25 years with two major financial institutions. Specifically, he served as Executive Vice President and Division Administrator of Security Pacific National Bank's Real Estate Industries Group, Southern Division, and prior to that was Senior Vice President and Chief Credit Officer for Security Pacific's California Corporate Group. His previous banking career also included 15 years with the National Bank of Detroit in corporate lending assignments. In his retirement, Mr. Rogers served as Chairman of the Board of Directors of Plaza Bancorp and Plaza Bank, until its sale on November 1, 2017. He serves on the Board of Directors of Memorial Health Services, a not for profit, five hospital, integrated healthcare organization headquartered in Fountain Valley, California. Mr. Rogers received his B.A. in Business Administration from Eastern Michigan University, attended graduate school at Wayne State University in Detroit, and completed the curriculum of the Graduate School of Banking at the University of Wisconsin in Madison and the National Commercial Lending School at the University of Oklahoma.

Mr. Rogers provides our Board of Directors with a wealth of financial management knowledge, and his extensive executive and leadership experience makes him a valuable contributor to our Board of Directors.
Qualifications and Characteristics for Directors
Our Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. In addition, our Board of Directors believes there are certain attributes every director should possess, including high personal and professional ethical standards, practical wisdom, mature judgment and integrity. Our Board of Directors seeks out, and our Board of Directors is comprised of, individuals whose background and experience complement those of our other directors. Accordingly, our Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of our Board of Directors' overall composition and our current and future needs. Our Board of Directors believes that each director nominee possesses the qualities and experience that our Board of Directors and the Nominating and Governance Committee believe are important, as described in further detail below in the section entitled "Corporate Governance—Committees of our Board of Directors—Nominating and Corporate Governance Committee."
In determining to nominate Messrs. Burrows and Fulton, our Board of Directors considered their prior service as executive officers of WRECO, with which we completed a merger transaction in July 2014, and WRECO's former parent, Weyerhaeuser Company, a large publicly traded company that is not affiliated with TRI Pointe. Messrs. Burrows and Fulton ceased serving as executive officers of WRECO more than five years ago in 2010 and 2008, respectively, and ceased serving as executive officers of Weyerhaeuser Company in 2013, the year before they were appointed to our Board of Directors. Moreover, following the WRECO merger transaction, the senior management of TRI Pointe remained in place and WRECO's principal executive and financial officers departed and were replaced by executive officers of TRI Pointe. The senior leaders of WRECO's homebuilding subsidiaries now report to TRI Pointe's senior executive team. Thus, in determining to nominate Messrs. Burrows and Fulton, our Board of Directors concluded that Messrs. Burrows and Fulton had no substantial connections to WRECO's management that would impact their ability to exercise independent judgment. Our Board of Directors also concluded that their extensive real estate industry experience, which includes experience in homebuilding, real estate finance and development, make Messrs. Burrows and Fulton valuable contributors to our Board of Directors.

CORPORATE GOVERNANCE
Corporate Governance Highlights

✓	Separate independent Chairman of our Board of Directors and Chief Executive Officer ("CEO")

✓	All directors are independent under NYSE standards, except CEO

✓	Audit, Compensation and Nominating and Corporate Governance Committees are each comprised solely of independent directors

✓	Annual election of directors

✓	Majority voting in uncontested director elections

✓	Director resignation policy requiring incumbent directors who are not re-elected to tender promptly a written offer of resignation

✓	Stock ownership guidelines for our directors and executive officers

✓	Policy for recoupment of executive officer incentive based compensation in the event of certain restatements of our financial results

✓	Regular executive sessions of independent directors
Director Independence
Our Board of Directors has determined that five of its directors, Ms. Moore and Messrs. Burrows, Fulton, Gilbert, and Rogers, constituting a majority of directors, satisfy the listing standards for independence of the NYSE.
The non-management directors meet regularly in executive sessions outside the presence of management, and Mr. Gilbert, as Chairman of our Board of Directors, currently presides at all executive sessions of the non-management directors.
Leadership Structure of our Board of Directors
Our Corporate Governance Guidelines provide that our Board of Directors is free to select a Chairman in the manner it considers to be in our best interest and that the roles of Chairman of our Board of Directors and Chief Executive Officer may be filled by a single individual or two different persons. In 2014, our Board of Directors amended our Bylaws to provide that the position of Chairman of our Board of Directors is not an officer position. This provides our Board of Directors with flexibility to decide what leadership structure is in our best interests at any point in time. Currently, two different persons serve in these roles: Mr. Gilbert serves as Chairman of our Board of Directors and Mr. Bauer serves as Chief Executive Officer. At this time, our Board of Directors has determined that having Mr. Gilbert serve as Chairman of our Board of Directors and Mr. Bauer serve as Chief Executive Officer is in our best interest, as it allows Mr. Gilbert to focus on the effectiveness of our Board of Directors and oversight of our senior management team while Mr. Bauer focuses on executing our strategy and managing our business. In the future, however, our Board of Directors may determine that it is in our best interest to have a single individual serve as both Chairman of our Board of Directors and Chief Executive Officer.

Role of our Board of Directors in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of the risk management process. Our Board of Directors administers this oversight function directly, with support from three of its standing committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to its respective areas of oversight. The full Board of Directors monitors risks through regular reports from each of the committee chairs, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. In connection with its reviews of our operations and corporate functions, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.
In connection with its risk management role, the Audit Committee considers and discusses with management our major financial risk exposures and the steps management takes to monitor and control these exposures. The Audit Committee oversees the policies and processes relating to financial statements, financial reporting processes, compliance and auditing, as well as the guidelines, policies and processes for monitoring and mitigating related risks. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking and reviews and discusses, at least annually, the relationship between risk management policies and practices, business strategy and our compensation policies and programs. Based on this oversight approach, we do not believe that our present employee compensation policies and programs are likely to have a material adverse effect on us. The Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our Corporate Governance Guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. In performing their respective functions, each committee has full access to management, as well as the ability to engage advisors.
It is neither feasible nor desirable to attempt to monitor or eliminate all risk. Accordingly, we necessarily face, and will continue to face, a variety of risks in the conduct of our business and there can be no assurance that our Board of Directors and committees' oversight will be effective in identifying and addressing all material risks. The foregoing description of the role of our Board of Directors in risk oversight does not express or imply any additional or special duties, the duties of directors being only those prescribed by applicable law, nor is it a representation as to the existence or non-existence of facts relating to risks associated with our business.
Meetings of our Board of Directors
Our Board of Directors held five meetings during fiscal year 2017. Each member of our Board of Directors attended 75% or more of the aggregate number of meetings of our Board of Directors, and of the committees on which he or she was serving, held during fiscal year 2017. In accordance with our Corporate Governance Guidelines, we invite and generally expect our directors to attend the annual meeting. All of the members of our Board of Directors attended the 2017 annual meeting of stockholders.

Committees of our Board of Directors
Our Bylaws permit our Board of Directors to designate one or more committees, including (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Corporate Governance Committee. The current members of each of these committees are set forth in the following table:

Name	Audit	Compensation	Nominating and Corporate Governance
Lawrence B. Burrows			X
Daniel S. Fulton	X	X
Steven J. Gilbert		X	X*
Constance B. Moore	X	X*
Thomas B. Rogers	X*		X
__________
*    Committee Chair
The Audit, Compensation, and Nominating and Corporate Governance committees each have a written charter that is available on our website at www.tripointegroup.com in the Corporate Governance—Governance Documents section of the Investors webpage. We also have an Executive Land Committee, comprised of Messrs. Burrows, Fulton and Gilbert, which reviews and approves land acquisitions or dispositions with a purchase price greater than $30 million but less than $75 million.
Audit Committee. The Audit Committee of our Board of Directors, pursuant to its written charter, oversees, among other matters:

•	our financial reporting, auditing and internal control activities;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors;

•	the performance of our internal audit function and independent auditors; and

•	our overall risk exposure and management.
Duties of the Audit Committee also include the following:

•	annually reviewing and assessing the adequacy of the Audit Committee charter and the performance of the Audit Committee;

•	being responsible for the appointment, retention and termination of our independent auditors and determining the compensation of our independent auditors;

•	reviewing with the independent auditors the plans and results of the audit engagement;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	having sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

•	reviewing the adequacy of our internal accounting controls;

•	periodically reviewing with management our cybersecurity program;

•	meeting at least quarterly with our senior management team, internal audit staff and independent auditors in separate executive sessions; and

•	preparing the Audit Committee report required by SEC regulations to be included in our annual proxy statement.
The Audit Committee is currently comprised of three directors, Messrs. Rogers and Fulton and Ms. Moore, each of whom is a non-employee and satisfies the independence requirements under the applicable listing standards of the NYSE and the applicable rules of the SEC, and otherwise satisfies the applicable requirements for audit committee service imposed by the Exchange Act, the NYSE, as well as any other applicable legal or regulatory requirements. Our Board of Directors, in its business judgment, has determined that each of these members is "financially literate" under the rules of the NYSE. Mr. Rogers serves as the Chairperson of the Audit Committee. Our Board of Directors has designated Mr. Rogers as the Audit Committee "financial expert," as that term is defined by the SEC. The Audit Committee met five times during fiscal year 2017.
Compensation Committee. The Compensation Committee of our Board of Directors, pursuant to its written charter, has the following responsibilities, among others:

•	assists our Board of Directors in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;

•	administers, reviews and makes recommendations to our Board of Directors regarding our compensation plans;

•
annually reviews and approves our corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluates each executive officer's performance in light of such goals and objectives to set each executive officer's annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by our Board of Directors;

•	provides oversight of management's decisions regarding the performance, evaluation and compensation of other officers;

•
reviews our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking and reviews and discusses, at least annually, the relationship between risk management policies and practices, business strategy and our executive officers' compensation;

•	assists management in complying with our proxy statement and annual report disclosure requirements;

•	discusses with management the compensation discussion and analysis required by SEC regulations; and

•	prepares a report on executive compensation to be included in our annual proxy statement.
The Compensation Committee may form, and delegate authority to, subcommittees when it deems appropriate to the extent permitted under applicable law. In addition, the Compensation Committee may delegate some or all of its authority under our 2013 Long-Term Incentive Plan (the "2013 LTIP") to our Board of Directors or, subject to applicable law, to our Chief Executive Officer or such other executive officer as the Compensation Committee deems appropriate; provided, that the

Compensation Committee may not delegate its authority under the 2013 LTIP to our Chief Executive Officer or any other officer with regard to the selection for participation in the 2013 LTIP of an executive officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, price or amount of an award to such an officer, director or other person.
The Compensation Committee is currently comprised of three directors, Ms. Moore and Messrs. Fulton and Gilbert, each of whom is a non-employee and (i) satisfies the independence requirements under the applicable listing standards of the NYSE and the applicable rules of the SEC, (ii) otherwise satisfies the applicable requirements for compensation committee service imposed by the Exchange Act and the NYSE, (iii) meets the requirements for a "non-employee director" contained in Rule 16b‑3 under the Exchange Act, and (iv) meets the requirements for an "outside director" for the purposes of Section 162(m) of the Internal Revenue Code (before enactment of the Tax Cuts and Jobs Act), as well as any other applicable legal or regulatory requirements.
Our Chief Executive Officer, President and Chief Financial Officer do not participate in the Compensation Committee's deliberations concerning their own compensation or the compensation of directors. However, they meet with the Compensation Committee and provide input regarding the amount and form of the compensation of our executive officers and key employees. No other executive officers participate in the Compensation Committee's deliberations of the amount or form of the compensation of executive officers or directors.
The Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation. The Compensation Committee has engaged Semler Brossy Consulting Group, LLC ("Semler Brossy") as its independent compensation consultant. The compensation consultant provides the Compensation Committee with data about the compensation paid by a peer group of companies and other companies that may compete with us for executives and develops recommendations for structuring our compensation programs. The compensation consultant is retained by, and reports directly to, the Compensation Committee and does not provide any services directly to us or our management. The Compensation Committee met four times during the fiscal year 2017.
Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is, or has been at any time, our officer or employee, nor has any member had any relationship with us requiring disclosure under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of our Board of Directors, pursuant to its written charter, has the following responsibilities, among others:

•
identifies individuals qualified to become members of our Board of Directors and ensures that our Board of Directors has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds;

•	develops, and recommends to our Board of Directors for its approval, qualifications for director candidates and periodically reviews these qualifications with our Board of Directors;

•	reviews the committee structure of our Board of Directors and recommends directors to serve as members or chairs of each committee of our Board of Directors;

•	reviews and recommends committee slates annually and recommends additional committee members to fill vacancies as needed;

•
develops and recommends to our Board of Directors a set of corporate governance guidelines applicable to us and, at least annually, reviews such guidelines and recommends changes to our Board of Directors for approval as necessary; and

•	oversees the annual self-evaluations of our Board of Directors and management.
The Nominating and Corporate Governance Committee is currently comprised of three directors, Messrs. Gilbert, Burrows and Rogers, each of whom is a non-employee and satisfies the independence-related requirements of the NYSE as well as any other applicable legal or regulatory requirements. The Nominating and Corporate Governance Committee met three times during fiscal year 2017.
In evaluating candidates for nomination to our Board of Directors, the Nominating and Corporate Governance Committee takes into account the applicable requirements for directors under the Exchange Act and the listing standards of the NYSE. The Nominating and Corporate Governance Committee may take into consideration such other factors and criteria that it deems appropriate in evaluating a candidate, including the candidate's judgment, skill, integrity, diversity, business or other experience, time availability in light of other commitments and conflicts of interest. The Nominating and Corporate Governance Committee may (but is not required to) consider candidates suggested by management or other members of our Board of Directors. Although the Nominating and Corporate Governance Committee does not have a formal policy on diversity with regard to its consideration of director nominees, it considers diversity in its selection process and seeks to nominate candidates that have a diverse range of views, backgrounds, leadership and business experience.
Policy Regarding Stockholder Recommendations
We identify new director candidates through a variety of sources. Although the Nominating and Corporate Governance Committee does not have a formal policy regarding consideration of director candidates recommended by stockholders, our Corporate Governance Guidelines provide that, when formulating its director nomination recommendations, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders and others, as it deems appropriate. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of our Board of Directors and the qualifications of the candidate. Stockholders may propose director nominees by adhering to the advance notice procedures described in the section entitled "Stockholder Proposals for 2019 Annual Meeting" in this proxy statement. The Nominating and Corporate Governance Committee may also establish procedures, from time to time, regarding submission of candidates by stockholders and others.
In considering director candidates for election at the annual meeting, the Nominating and Corporate Governance Committee did not consider nominees other than the six incumbent directors listed in Proposal No. 1 of this proxy statement, as no new candidates were proposed and the six incumbent directors continue to exhibit the qualifications described above.

Code of Business Conduct and Ethics
Our Board of Directors has adopted the TRI Pointe Group, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. Additionally, our Board of Directors has adopted the TRI Pointe Group, Inc. Code of Ethics for Senior Executive and Financial Officers that applies to the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (or persons performing similar functions to the aforementioned officers). The Code of Business Conduct and Ethics along with the Code of Ethics for Senior Executive and Financial Officers are available on our website at www.tripointegroup.com in the Corporate Governance—Governance Documents section of the Investors webpage. If any substantive amendments to either the Code of Business Conduct and Ethics or the Code of Ethics for Senior Executive and Financial Officers are made, or any waiver from a provision of either Code is granted to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website. We have adopted these codes as guides for future conduct and they should not be considered to constitute representations as to past compliance.
Corporate Governance Guidelines
Our Corporate Governance Guidelines are available on our website at www.tripointegroup.com in the Corporate Governance—Governance Documents section of the Investors webpage.
Stockholder Communications with our Board of Directors
Our stockholders and other interested persons who want to communicate directly with our Board of Directors as a group, the Chairman of our Board of Directors, the non-management directors as a group or any individual director may do so by delivering such communication in care of our Corporate Secretary at: TRI Pointe Group, Inc., Presiding Director or Non-Management Directors c/o Corporate Secretary, 19540 Jamboree Road, Suite 300, Irvine, California 92612.
All communications must be accompanied by the following information:

•	if the person submitting the communication is a stockholder, a statement of the number of shares of our common stock that the person holds;

•	if the person submitting the communication is not a stockholder, the nature of the person's interest in us;

•	any special interest, meaning an interest not in the capacity as a stockholder, of the person in the subject matter of the communication; and

•	the address, telephone number and e-mail address, if any, of the person submitting the communication.
Communications received in writing are forwarded to (i) our Board of Directors, (ii) the non-management directors as a group or (iii) any individual director to whom the communication is directed. However, the following communications will not be forwarded: any threatening, incoherent, obscene, defamatory or similarly inappropriate communication; any communication that involves an ordinary business matter (such as a job inquiry, a business account or transaction, a request for information about us, form letters, spam, invitations and other forms of mass mailings); surveys; and any communication that does not relate to matters relevant to us or our business, unless requested by a director or at management's discretion. At each meeting of our Board of Directors, a summary of all such communications received since the last meeting that were not forwarded will be presented and those communications are available to directors on request.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis, we describe our compensation practices, programs, and decisions for our named executive officers ("NEOs"), who were as follows for 2017:

•	Douglas F. Bauer, CEO

•	Thomas J. Mitchell, President and Chief Operating Officer ("COO")

•	Michael D. Grubbs, Chief Financial Officer ("CFO") and Treasurer

•	Bradley W. Blank, Vice President, General Counsel and Secretary

•	Glenn J. Keeler, Vice President and Chief Accounting Officer
On January 8, 2018, the Company announced that Mr. Blank was transitioning to the role of President of the Company's Winchester Homes brand. In connection with the transition, Mr. Blank resigned as Vice President, General Counsel and Secretary of the Company. On January 8, 2018, the Company also announced that David C. Lee was appointed as Vice President, General Counsel and Secretary of the Company. For more information regarding our current executive officers, see "Management."
Introduction and Compensation Philosophy
We design our compensation programs to achieve the following key objectives:

•	align the interests of our executive officers with those of our stockholders;

•	motivate executive officers to grow long-term stockholder value;

•	reinforce our pay for performance culture by aligning the compensation realized by our executive officers with the achievement of company goals;

•	provide total compensation opportunities that allow us to attract, retain and motivate talented executive officers; and

•	promote desired behavior through incentive compensation without encouraging imprudent risk-taking.
Outlined below are the tools we use to obtain these objectives:
Link Pay to Performance:  We link a significant portion of executive officer compensation to performance. On average, more than one-half of 2017 NEO total compensation was performance-based and was tied to several financial performance metrics.
Balance Performance Considerations: We utilize short-term and long-term performance awards to motivate performance while mitigating incentives for undue risk-taking.
Short-Term Performance. In 2017, we granted cash incentive awards with payouts based on achievement of pre-tax income objectives for the year.
Long-Term Performance.  In 2017, we granted equity awards in the form of restricted stock units ("RSUs") to motivate long-term performance, align the interests of our executive officers with those of our stockholders, and encourage retention. On average, more than one-half of 2017 NEO total compensation was equity based. In the case of

Messrs. Bauer, Mitchell, and Grubbs, 60% of the RSUs granted in 2017 (at target performance) were performance-based and 40% were time-based. The RSUs awarded to Messrs. Blank and Keeler were 100% time-based.
Maintain Rigorous Stock Ownership Guidelines: Our minimum stock ownership guidelines encourage ownership and further align the interests of our executive officers with those of our stockholders.
These pay practices are discussed in more detail under "—2017 NEO Compensation Decisions" below.
Other Compensation and Governance Practices
What We Do

✓	Independent Consultant: Since our initial public offering in 2013, our Compensation Committee has engaged an independent compensation consultant that does not provide any other services to us.
✓
Independent Chairman of the Board of Directors: We separate the roles of Chairman of the Board of Directors and Chief Executive Officer. This separation allows the Chairman to focus on the effectiveness of our Board of Directors and oversight of our senior management while our CEO focuses on executing our strategy and managing our business.

✓	Prohibition on Hedging: We prohibit all directors, officers and employees from engaging in transactions that have the effect of hedging the economic value of their interests in our common equity.
✓	Clawback Policy: We have a policy that provides for recoupment of incentive compensation in the event of an accounting restatement and misconduct of an executive officer.
✓	Equity Grant Time Policy: We have adopted a policy regarding the timing of equity awards.
What We Do Not Do

✗	Provide Tax Gross Ups on Change in Control Benefits.
✗	Provide Excessive Executive Perquisites.
✗	Provide Tax Gross Ups on Perquisites or Benefits.
✗	Guarantee Base Salary Increases or Incentive Payments for Executives.
✗	Allow for Re-Pricing of Underwater Stock Options without Stockholder Approval.
Compensation Decision-Making Process
Role of the Compensation Committee
The Compensation Committee is responsible for reviewing and approving, on an annual basis, the corporate goals and objectives with respect to the compensation of all of our executive officers, as described in the Compensation Committee Charter. The Compensation Committee relies on its own review and the advice of its independent compensation consultant in establishing executive officer pay.

The Compensation Committee seeks the input of the CEO in making executive officer pay decisions, but the Compensation Committee makes all decisions.
In February 2017, the Compensation Committee approved annual incentive performance objectives for fiscal year 2017 and long-term incentive awards to our NEOs under our 2013 LTIP. After the completion of fiscal year 2017, the Compensation Committee (i) approved 2017 annual incentive payouts for our NEOs based on the achievement of the performance objectives established at the beginning of the year, and (ii) certified achievement of performance objectives with respect to the long-term incentive awards granted to Messrs. Bauer, Mitchell and Grubbs in 2015 that had performance periods ending December 31, 2017. In February 2018, the Compensation Committee approved annual incentive performance objectives for fiscal year 2018 and long-term incentive awards to our executive officers under our 2013 LTIP.
Independent Compensation Consultant to the Compensation Committee
The Compensation Committee has engaged Semler Brossy as its independent compensation consultant. Semler Brossy's duties include preparation of material for the Compensation Committee's executive officer pay analysis, review of our peer group, recommendations for non-employee director compensation, discussion and analysis of potential incentive programs, and work on behalf of the Compensation Committee to review management's recommendations to the Compensation Committee about executive officer pay matters. Semler Brossy has been retained by, and reports directly to, the Compensation Committee, and does not provide any services to us other than those described above. The Compensation Committee has assessed Semler Brossy's independence in light of the SEC requirements and NYSE listing standards relating to adviser independence and determined that Semler Brossy's work does not raise any conflict of interest or independence concerns.
Peer Group and Market Data
The Compensation Committee examines market data annually to understand both pay levels and pay practices. The Compensation Committee primarily reviews data from a peer group that consists of publicly-traded homebuilding companies, which the Compensation Committee believes is an appropriate list of competitors for business and talent. The Compensation Committee uses peer group data to assess the reasonableness of executive officer pay and generally seeks to ensure the aggregate compensation for the executive officers is comparable over time to companies similar to us. For Messrs. Blank and Keeler, the Compensation Committee reviews pay data from compensation surveys for both homebuilders and non-homebuilders when assessing pay decisions.
Over time, the Compensation Committee intends to target aggregate pay for our executive officers around the median of our peers. The Compensation Committee does not have an explicit pay positioning strategy relative to peers by component of pay or by executive, and our pay levels for Messrs. Bauer and Mitchell are intentionally less differentiated than would be expected in the market given our legacy as a private company and the greater sharing of management responsibilities between these executives than would be the case at many other peer companies.
The Compensation Committee, in consultation with Semler Brossy and our management, periodically reviews and considers changes to the makeup of our peer group. For 2017, the Compensation Committee did not make any changes to the peer group from the prior year. The companies in our 2017 peer group are shown in the table below. As further discussed below, the Compensation Committee also based vesting of one-half of the performance-based RSUs granted to

Messrs. Bauer, Mitchell, and Grubbs in 2017 on our total stockholder return ("TSR") relative to our peer group.

Our Peer Group
Beazer Homes USA	M/I Homes
CalAtlantic Group*	Meritage Homes
D.R. Horton	NVR
Hovnanian Enterprises	PulteGroup
KB Home	Taylor Morrison
Lennar	Toll Brothers
M.D.C.
*In February 2018, CalAtlantic Group and Lennar announced the consummation of a business combination transaction. Consequently, CalAtlantic Group was removed retroactively from our peer group upon consummation of this transaction.
For 2018, the Compensation Committee eliminated D.R. Horton and Lennar from our peer group for aggregate pay benchmarking purposes, although both D.R. Horton and Lennar remained in our peer group for purposes of measuring our relative TSR. D.R. Horton and Lennar were removed for benchmarking purposes given that the annual revenue of each company is greater than 5 times the annual revenue of TRI Pointe. As a result, both are outliers for pay comparison purposes.
Advisory Vote on Executive Compensation
At our 2017 Annual Meeting of Stockholders, our stockholders voted to approve on an advisory basis the compensation of our NEOs. More than 97.5% of the votes cast with respect to this proposal were cast for approval of our NEOs' compensation. The Compensation Committee determined that the executive compensation philosophy and compensation elements continued to be appropriate. Although we continue to refine our compensation programs as a public company, we have not made any change specifically in response to the advisory vote of our stockholders.
At our 2014 Annual Meeting of Stockholders, our stockholders voted on an advisory basis with respect to the frequency of future advisory votes to approve the compensation of our NEOs. Approximately 66.4% of the votes cast on this proposal were cast for a frequency of every three years. Our Board of Directors concluded that a vote every three years was the most appropriate timeframe for stockholders to assess our executive officer pay practices because these practices continue to evolve and change with the transformation of the Company, and these changes will take place over a timeframe longer than a single year.
Pay Design and Compensation Elements
Our compensation programs are comprised of the following compensation elements:

•
Base salary. The base salaries of our executive officers are intended to provide a competitive level of fixed compensation in order to attract, retain, and motivate talented executive officers. Base salaries are generally set based on each executive officer’s responsibilities, performance, skills, and experience as compared with relevant market data.

•
Annual Incentive Program. In furtherance of our compensation philosophy to award incentive bonuses based on performance, we design our annual incentive programs to motivate and reward executive officers for achieving pre-established company performance objectives.

•
Long-term Incentive Awards. The Compensation Committee believes that a substantial portion of each executive officer's compensation should be in the form of long-term equity incentive compensation. While our annual incentive programs reward executive officers for actions that impact short- and mid-term performance, the Compensation Committee recognizes that long-term equity incentive awards also serve the interests of our stockholders by:

◦	giving these key employees the opportunity to participate in the long-term appreciation of our common stock;

◦
encouraging executive officers to create and sustain stockholder value over longer periods because the value of equity awards is directly attributable to changes in the price of our common stock over time; and

◦	promoting executive officer retention because the full value of equity awards cannot be realized until vesting occurs, which generally requires continued employment for multiple years.
In addition, a significant portion of the long-term incentive awards granted to Messrs. Bauer, Mitchell, and Grubbs are in the form of performance-based equity awards linked to specified performance metrics.
2017 NEO Pay Programs
In 2017, the Compensation Committee continued the process of aligning our pay practices with other large homebuilders.
The graphs below illustrate the relative average mix of the (i) base salary, (ii) annual incentive target, and (iii) long-term incentive award target for Messrs. Bauer, Mitchell, and Grubbs and all other NEOs for 2017. The incentive mix for Messrs. Bauer, Mitchell, and Grubbs was more substantially performance-based, recognizing the higher level of responsibility of these NEOs and their greater ability to influence overall business results.

Average Pay Mix - CEO, COO & CFO
19%
25%
56%
Base Salary
Annual Incentive Target
Long-term Incentive Target

Average Pay Mix - All Other NEOs
39%
29%
31%
Base Salary
Annual Incentive Target
Long-term Incentive Target

The table below summarizes the three elements of 2017 compensation for our NEOs. In addition to these compensation elements, our NEOs participate in benefits and other programs as described in "—Other Compensation Programs and Policies."

Pay Element	Purpose	2017 Description

Base Salary	Provide a competitive level of fixed compensation to attract, retain and motivate talented executive officers
The Compensation Committee reviewed fixed cash compensation levels and made adjustments depending on the executive officer’s responsibilities, performance, skills and experience as compared with relevant market data.

Annual Cash Incentive	Motivate and reward executive officers for achieving pre-established company performance goals
The Compensation Committee approved cash performance awards for our NEOs under the 2013 LTIP with a performance period of January 1, 2017 to December 31, 2017. Actual payout amounts were based on the Company's level of achievement of the 2017 fiscal year pre-tax income annual incentive performance objective (equal to the Company's business plan) established by the Compensation Committee.

Long-term Incentive	Motivate and reward executive officers' contributions to enhancing long-term stockholder value and the achievement of long-term business objectives; encourage executive retention
Messrs. Bauer, Mitchell, and Grubbs were granted a mix of performance-based and time-based RSUs, with 60% of the awards in the form of performance-based RSUs (at target performance) and 40% of the awards in the form of time-based RSUs. This mix of performance-based and time-based incentives is consistent with our peers and balances performance and retention objectives. The performance-based RSUs have a performance period from January 1, 2017 to December 31, 2019 and are allocated in equal parts to two separate performance metrics: (i) TSR, with vesting based on our TSR relative to our peer-group; and (ii) earnings per share ("EPS"). The Compensation Committee believes these performance metrics reward appropriately for Company performance over time and align the executive's interests with those of our stockholders. The long-term incentive awards for Messrs. Blank and Keeler were 100% time-based RSUs. The award values for Messrs. Blank and Keeler are intended to reflect their individual performance and contributions.

2017 NEO Compensation Decisions
In making 2017 NEO compensation decisions, the Compensation Committee considered median executive pay for the top three executives at other publicly-traded homebuilding companies (see "—Peer Group and Market Data" above) but did not target any specific percentile of market when making individual pay decisions. Pay for our CEO and COO continues to be less differentiated than is typical of other large homebuilders given our legacy as a private company and the nature of the shared management responsibilities of Messrs. Bauer and Mitchell.
Base Salary
The Compensation Committee approved 2017 base salary increases for each of our NEOs. The Compensation Committee considered each of the NEO's responsibilities, performance, skills and experience as compared with relevant peer group market data in determining to increase their base salaries. The Compensation Committee took the recommendations of Mr. Bauer into consideration when setting the compensation of Messrs. Blank and Keeler. The size of the salary adjustments for 2017 continued to reflect our transition to market-based practices.
The table below compares the NEOs' base salaries for 2016 and 2017.

Executive	2016 Base Salary	2017 Base Salary	% Increase
Douglas F. Bauer	$700,000	$775,000	11%
Thomas J. Mitchell	$675,000	$745,000	10%
Michael D. Grubbs	$550,000	$600,000	9%
Bradley W. Blank	$385,000	$410,000	6%
Glenn J. Keeler	$260,000	$280,000	8%
Annual Cash Incentive
At the beginning of 2017, the Compensation Committee approved annual incentive targets for our NEOs. These annual incentive targets were defined as a percentage of their base salaries and were determined based on each NEO's responsibilities, skills, and experience as compared with relevant market data.
The table below compares the NEOs' 2016 and 2017 annual incentive targets:

	2016 Annual Incentive Target		2017 Annual Incentive Target
Executive	% of Salary	$	% of Salary	$
Douglas F. Bauer	140%	$980,000	140%	$1,085,000
Thomas J. Mitchell	140%	$945,500	140%	$1,043,000
Michael D. Grubbs	120%	$660,000	120%	$720,000
Bradley W. Blank	70%	$269,500	75%	$307,500
Glenn J. Keeler	75%	$195,000	75%	$210,000
For 2017, the Compensation Committee established pre-tax income as the performance metric for cash performance awards to all NEOs. Pre-tax income is a common metric used within the homebuilding industry in general and the Compensation Committee believes it is well aligned with the objective of stockholder value creation.
For 2017, the Compensation Committee approved an adjusted pre-tax income annual incentive performance objective of $325.4 million, which was equal to our business plan. Adjusted pre-tax income means our income from continuing operations before taxes, as reported in our consolidated financial statements for the relevant periods, after such adjustments thereto as the Compensation Committee deems appropriate in its sole discretion (i) to exclude the effect of extraordinary, unusual and/or nonrecurring items, including net income attributable to non-controlling interests, and changes in applicable accounting standards and (ii) to reflect such other factors as the Compensation Committee deems appropriate to fairly reflect pre-tax income. Payouts were based on our level of achievement of this performance objective and were calculated based on percentages of each NEO's annual incentive target, as set forth in the table below:

Performance Objective Achievement Level	% of Business Plan	NEO Payout (as % of 2017 Annual Incentive Target)
Threshold	75%	50%
Target	100%	100%
Maximum	125%	200%

Achievement between the threshold, target and maximum levels would be determined by straight line interpolation and achievement below threshold would result in zero incentive payout for the NEO.
The Company's pre-tax income for fiscal year 2017 was approximately $339.8 million, and the Compensation Committee determined that our adjusted pre-tax income for 2017 was approximately $339.5 million, or 104.3% of the annual incentive performance objective. See "—Non-GAAP Measures" below for a reconciliation of adjusted pre-tax income to the most directly comparable GAAP financial measure.
The table below presents the results of our 2017 annual cash incentive program and the corresponding payouts to each of the NEOs based on these results.

	2017 Annual Incentive Payout
Annual Incentive Based on Pre-tax Income	% of Target	% of Salary	$
Douglas F. Bauer	117.3%	164.2%	$1,272,705
Thomas J. Mitchell	117.3%	164.2%	$1,223,439
Michael D. Grubbs	117.3%	140.8%	$844,560
Bradley W. Blank	117.3%	88.0%	$360,698
Glenn J. Keeler	117.3%	88.0%	$246,330

Long-Term Incentives
At the beginning of 2017, the Compensation Committee determined the target value of the long-term incentive awards that would be granted to each of the NEOs in 2017 based on the NEO's responsibilities, skills, experience and contributions. Recognizing the higher level of responsibility of Messrs. Bauer, Mitchell, and Grubbs and their greater ability to influence overall business results, the Compensation Committee structured the 2017 long-term incentive program so that these three NEOs were granted a mix of performance-based and time-based RSUs. All of the long-term incentive awards granted to Messrs. Blank and Keeler in 2017 were time-based RSUs.
The target value of the long-term incentive awards granted to the NEOs in 2017 was as follows:

	2017 Long-term Incentive Award Target Values
Executive	Performance- Based RSUs	Time-Based RSUs	Total
Douglas F. Bauer	$1,560,000	$1,040,000	$2,600,000
Thomas J. Mitchell	$1,500,000	$1,000,000	$2,500,000
Michael D. Grubbs	$720,000	$480,000	$1,200,000
Bradley W. Blank	$—	$316,859	$316,859
Glenn J. Keeler	$—	$230,443	$230,443

In determining the target value of long-term incentive awards that would be granted in 2017, the Compensation Committee considered the value of the long-term incentive awards granted in 2016 and the structure of the 2016 long-term incentive program. The Compensation Committee maintained the target value of the long-term incentive awards granted to Messrs. Bauer and Mitchell in 2017 as compared to 2016. The Compensation Committee increased the target value of long-term incentive awards with respect to Messrs. Grubbs, Blank, and Keeler to continue to align their long-term incentive awards with market practices.
The Compensation Committee structured the 2017 long-term incentive program for Messrs. Bauer, Mitchell, and Grubbs to be 60% performance-based RSUs (at target performance) and 40% time-based RSUs. This mix of performance-based and time-based incentive awards is consistent with our peers and balances performance and retention objectives.
Performance-based RSUs
The Compensation Committee granted 257,851, 247,933 and 119,008 performance-based RSUs to Messrs. Bauer, Mitchell, and Grubbs, respectively, pursuant to our 2013 LTIP. The number of performance-based RSUs was determined by multiplying (i) the quotient of (x) the target value of the award and (y) the closing market price of the Company's common stock on the date of grant by (ii) two, representing the maximum number of RSUs that may vest assuming our attainment of the maximum performance objective set by the Compensation Committee. The Compensation Committee selected TSR as the performance metric for one-half of the performance-based RSUs granted in 2017, with vesting of the RSUs based on our TSR relative to our peer group, which the Compensation Committee believes rewards appropriately for performance over time and aligns the executive's interests with those of our stockholders. The Compensation Committee selected EPS as the performance metric for one-half of the performance-based RSUs granted in 2017 in order to further align the interests of the NEOs with those of our stockholders.
The Compensation Committee structured the performance-based RSUs so that the vesting, if at all, of these RSUs will be based on our percentage attainment of specified threshold, target, and maximum performance objectives with respect to each performance metric. With respect to the performance-based RSUs allocated to each performance metric:

•	at threshold performance, the NEO will vest in 25% of the performance-based RSUs, representing 50% of the target value of the performance-based RSUs on the grant date;

•	at target performance, the NEO will vest in 50% of the performance-based RSUs, representing 100% of the target value of the performance-based RSUs on the grant date;

•	at maximum performance, the NEO will vest in 100% of the performance-based RSUs, representing 200% of the target value of the performance-based RSUs on the grant date;

•	the percentage of the performance-based RSUs that will vest if our performance is between the threshold, target and maximum performance levels will be determined by straight line interpolation; and

•	achievement below threshold would result in vesting of zero of the performance-based RSUs.
In the case of the TSR performance-based RSUs, the performance objectives are as set forth in the table below (TSR percentile means our percentile rank during the performance period relative to the TSR for our peer group):

Performance Level	The Company’s TSR Percentile on Vesting Date	Percentage of Award that Vests
Maximum	75th TSR Percentile and Above	100%
Target	50th TSR Percentile	50%
Threshold	35th TSR Percentile	25%
Below Threshold	Below 35th TSR Percentile	0%
In the case of the EPS performance-based RSUs, the performance objectives are as set forth in the table below:

Performance Level	The Company’s Cumulative EPS	Percentage of Award that Vests
Maximum	125% of Cumulative EPS Plan and Above	100%
Target	100% of Cumulative EPS Plan	50%
Threshold	75% of Cumulative EPS Plan	25%
Below Threshold	Below 75% of Cumulative EPS Plan	0%
The performance period for the performance-based RSUs is January 1, 2017 to December 31, 2019. If the performance-based RSUs do not vest on or before December 31, 2019, they will be cancelled and forfeited for no consideration. TSR is determined based on changes in stock price plus dividends paid during the applicable performance period. The Compensation Committee may make adjustments to our peer group based on developments that occur during the performance period, such as removing from the peer group, retroactively to the beginning of the performance period, any company no longer existing as an independent entity or which has announced it is being acquired.
In the case of the EPS performance-based RSUs, the Compensation Committee may adjust EPS as it deems appropriate to (i) exclude the effect of extraordinary, unusual and/or nonrecurring items and changes in applicable accounting standards and (ii) reflect such other factors as it deems appropriate to fairly reflect earnings per share growth.
The Compensation Committee believes exceptional Company performance is required to achieve the maximum performance objective and that it would be difficult to achieve maximum vesting of the performance-based RSUs. The difficulty of attaining the performance objectives for the performance-based RSUs is inherently uncertain because they are subject to a number of factors beyond the control of either the Company or the NEO, including overall economic conditions, the performance of the securities markets generally, and other risks and uncertainties that we face, including those described in our annual report on Form 10‑K and other SEC filings.
Time-based RSUs
The Compensation Committee also granted 85,950, 82,644, 39,669, 26,186, and 19,044 time-based RSUs to Messrs. Bauer, Mitchell, Grubbs, Blank, and Keeler, respectively, vesting one-third each year beginning on the first anniversary. The number of time-based RSUs granted to each NEO was determined by dividing the target value of the award by the closing market price of the Company's common stock on the date of grant. The 2017 time-based RSU awards promote executive officer retention by vesting annually as to one-third of each award over a three-year period.

The value of the awards to Messrs. Blank and Keeler was based on recommendations made by our CEO to the Compensation Committee after evaluation of each such NEO's responsibilities, skills, experience, and contributions, and relevant market information.
2018 Executive Officer Pay Programs
The Compensation Committee took the following actions with respect to 2018 executive compensation:

•
Base Salary. The Compensation Committee approved 2018 base salary increases for Messrs. Bauer, Mitchell and Keeler of $25,000, $25,000, and $10,000, respectively, based on competitive market practices for executive officers in similar roles.

•
Annual Cash Incentive Program. The Compensation Committee approved 2018 target annual incentive percentages for Messrs. Bauer, Mitchell, Grubbs, Keeler and Lee of 160%, 160%, 125%, 75% and 25% of base salary, respectively. The payout amounts, if any, may range from 0% to 200% of the target annual incentive and will be based on the Company's achievement of specified pre-tax income amounts and will be calculated based on percentages of each officer's target.

•	Long-Term Incentive Program.
The Compensation Committee did not make any changes to the long-term incentive program structure for 2018. The Compensation Committee granted Messrs. Bauer, Mitchell and Grubbs a mix of performance-based and time-based RSUs, with 60% of the awards in the form of performance-based RSUs (at target performance) and 40% of the awards in the form of time-based RSUs. This mix of performance-based and time-based incentives is consistent with peers and balances performance and retention objectives. The performance-based RSUs are allocated in equal parts to two separate performance metrics: (i) TSR, with vesting based on the Company's TSR relative to its peer-group homebuilders; and (ii) EPS. The performance period for the performance-based RSUs is January 1, 2018 to December 31, 2020. The Compensation Committee believes these performance metrics reward appropriately for Company performance over time and align the executive's interests with those of our stockholders. The long-term incentive awards for Messrs. Keeler and Lee are 100% time-based RSUs as these executives have less direct responsibility and impact over driving TSR.
The Compensation Committee granted 184,179, 177,095 and 85,005 performance-based RSUs to Messrs. Bauer, Mitchell and Grubbs, respectively. The number of performance-based RSUs granted to these executive officers in 2018 was determined by multiplying (i) the quotient of (x) the target value of the award and (y) the closing market price of the Company's common stock on the date of grant by (ii) two, representing the maximum number of RSUs that may vest assuming our attainment of the maximum performance objective set by the Compensation Committee. These performance-based RSUs were granted pursuant to our 2013 LTIP.
The Compensation Committee also awarded 61,393, 59,031, 28,335, 14,437 and 2,951 time-based RSUs to Messrs. Bauer, Mitchell, Grubbs, Keeler and Lee, respectively, vesting one-third each year beginning on the first anniversary of the grant date of the award units.

The target total annual compensation of our current executive officers for 2018 is as follows:

2018 Total Target Compensation by Element
Executive	Base Salary		Target Annual Incentive	Target Long-term Incentive	Total
Douglas F. Bauer	$800,000		$1,280,000	$2,600,000	$4,680,000
Thomas J. Mitchell	$770,000		$1,232,000	$2,500,000	$4,502,000
Michael D. Grubbs	$600,000		$750,000	$1,200,000	$2,550,000
Glenn J. Keeler	$290,000		$217,500	$244,575	$752,075
David C. Lee	$500,000	(1)	$125,000	$50,000	$725,000
__________
(1)    In addition, Mr. Lee received a $50,000 signing bonus when he was hired in January 2018.
For comparison, the target total annual compensation of Messrs. Bauer, Mitchell, Grubbs and Keeler in 2017 was as follows:

2017 Total Target Compensation by Element
Executive	Base Salary	Target Annual Incentive	Target Long-term Incentive	Total
Douglas F. Bauer	$775,000	$1,085,000	$2,600,000	$4,460,000
Thomas J. Mitchell	$745,000	$1,043,000	$2,500,000	$4,288,000
Michael D. Grubbs	$600,000	$720,000	$1,200,000	$2,520,000
Glenn J. Keeler	$280,000	$210,000	$230,443	$720,443
2015 Performance-Based RSUs
In March 2015, the Compensation Committee granted Messrs. Bauer, Mitchell and Grubbs performance-based RSUs tied to three separate performance metrics:

•	TSR, with vesting based on the Company's TSR relative to its peer-group homebuilders;

•	EPS; and

•
absolute stock price, calculated as the average closing price per share of the Company's common stock as reported by the New York Stock Exchange for each of the trading days in the sixty (60) calendar day period ending on and including any relevant date.

The Compensation Committee allocated one-third of the performance-based RSUs granted to each of these performance metrics. The performance period for the TSR performance-based RSUs and the EPS performance-based RSUs was January 1, 2015 to December 31, 2017. The performance period for the performance-based RSUs with vesting based on absolute stock price was January 1, 2016 to December 31, 2017. The vesting, if at all, of these performance-based RSUs was based on our percentage attainment of specified threshold, target, and maximum performance objectives with respect to each performance metric.

In the case of the TSR performance-based RSUs, the performance objectives were as set forth in the table below:

Performance Level	The Company's TSR Percentile on Vesting Date	Percentage of Award that Vests
Maximum	75th TSR Percentile and Above	100%
Target	50th TSR Percentile	50%
Threshold	35th TSR Percentile	25%
Below Threshold	Below 35th TSR Percentile	0%
In the case of the EPS performance-based RSUs, the performance objectives were as set forth in the table below. The Compensation Committee has the ability to adjust EPS as it deems appropriate to (i) exclude the effect of extraordinary, unusual and/or nonrecurring items and changes in applicable accounting standards and (ii) reflect such other factors as it deems appropriate to fairly reflect earnings per share growth.

Performance Level	The Company’s Cumulative EPS Per Share	Percentage of Award that Vests
Maximum	$4.66 and Above	100%
Target	$3.73	50%
Threshold	$2.80	25%
Below Threshold	Below $2.80	0%
In the case of the performance-based RSUs with vesting based on absolute stock price, the performance objectives were as set forth in the table below:

Performance Level	The Company’s Absolute Stock Price Per Share	Percentage of Award that Vests
Maximum	$24.00 and Above	100%
Target	$21.00	50%
Threshold	$18.00	25%
Below Threshold	Below $18.00	0%

On February 15, 2018, the Compensation Committee certified the actual performance achieved with respect to these performance-based RSUs for the performance periods ending December 31, 2017 as set forth below:

•	TSR. The Compensation Committee determined that the Company’s relative TSR was below the 35th TSR percentile and none of the TSR performance-based RSUs vested.

•
EPS. The Company's cumulative EPS per fully diluted share was $3.69. The Compensation Committee determined that the Company's cumulative EPS per fully diluted share, as adjusted to exclude the impact of a $22.0 million charge as a result of the re-measurement of the Company’s deferred tax assets related to the Tax Cuts and Jobs Act that was signed into law in December 2017, was $3.83 per share and 55.45% of the EPS performance-based RSUs granted to each of Messrs. Bauer, Mitchell and Grubbs vested. See "—Non-GAAP Measures" below for a reconciliation of adjusted cumulative EPS per fully diluted share to the most directly comparable GAAP financial measure.

•
Absolute Stock Price. The Compensation Committee determined that the Company's absolute stock price did not exceed $18.00 per share and none of the performance-based RSUs with vesting based on absolute stock price vested.

Therefore, the Compensation Committee approved the issuance of 76,115, 71,040 and 50,743 shares of the Company’s common stock to Messrs. Bauer, Mitchell and Grubbs, respectively.
Other Compensation Programs and Policies
Severance and Change in Control Benefits
In November 2015, we entered into new employment agreements with each of Messrs. Bauer, Mitchell, and Grubbs. These employment agreements supersede the employment agreements previously entered into with each of them. These agreements govern their treatment upon a termination of employment, among other considerations, and have an initial term expiring on November 19, 2018. The change in control component of these agreements reflects our belief that the interests of stockholders will be best served if the interests of these executives are aligned with the stockholders, and that providing change in control benefits should eliminate or at least reduce disincentives to pursue potential change in control transactions that may be in the best interests of stockholders.
In February 2016, we entered into severance and change in control protection agreements with each of Messrs. Blank and Keeler. These agreements govern the treatment of each of them upon a termination of employment, including in connection with a change in control, and have an initial term expiring on February 26, 2019. In January 2018, we entered into a severance and change in control protection agreement with Mr. Lee. This agreement governs the treatment of Mr. Lee upon a termination of employment, including in connection with a change in control, and has an initial term expiring on January 8, 2021.
See the "Executive Compensation—Potential Payments Upon Termination or Change in Control" section of this proxy statement for further information regarding the severance and change in control provisions of these agreements and a quantification of the compensation to be received in the event of a change in control or termination of the employment of Messrs. Bauer, Mitchell, Grubbs, Blank and Keeler as of December 31, 2017.

Benefits
Our executive officers participate in retirement and benefit plans generally available to our, and on the same terms as, other employees. These benefits include a 50% match on their 401(k) contributions up to $8,100 as well as medical, vision, dental, employee assistance program, life insurance and long-term disability coverage. We also provide certain of our executive officers with a reimbursement of life insurance premiums and reimbursement of club membership dues.
Equity Grant Time Policy
It is the policy of the Compensation Committee that regular annual equity awards are granted on the later of the second business day after the public release of fiscal year-end earnings, or (if later) the Monday following the date on which the Compensation Committee approves the awards. The Compensation Committee may in its discretion make equity awards at other times in connection with new hires, promotions or special circumstances. The grant date for these awards will be the Monday following the date on which the Compensation Committee approves the award. If the grant date is a Monday and a closing price is not reported for that day, the grant date will be the next following day on which a closing price is reported.
Stock Ownership Guidelines
Our Board of Directors has adopted the following stock ownership guidelines:

Position	Ownership Guideline
Directors	5 times annual cash retainer
CEO	5 times base salary
COO	5 times base salary
CFO	3 times base salary
Corporate vice presidents	1 times base salary
Presidents of homebuilding subsidiaries	1 times base salary
Directors and executive officers have five years from the date on which they become subject to the guidelines to satisfy the applicable guideline level. For the purposes of these guidelines, ownership includes shares beneficially owned and unvested restricted stock and RSU awards subject only to time-based vesting. Unexercised options, whether vested or not, do not count as stock "owned" under these guidelines. During the applicable five-year transition period, if a participant is not in compliance with the applicable guideline, he or she is required to retain 60% of shares earned net of taxes from any of our incentive plans until he or she is in compliance with the guidelines. If a participant fails to achieve the required ownership during the applicable five-year transition period, that person will thereafter be required to retain 100% of shares earned net of taxes until the targeted ownership level is attained. As of February 26, 2018, each of our directors and NEOs satisfies the applicable stock ownership guideline levels.

"Clawback" Policy
The Compensation Committee administers our "clawback" policy that provides for recoupment from our executive officers of incentive compensation in the event of certain restatements of our financial results. Incentive compensation under this policy means all cash bonuses and equity compensation awarded to a covered executive, the amount, payment and/or vesting of which was calculated based wholly or in part on the application of objective performance criteria. It does not cover an executive's base salary. A trigger event occurs under the policy when we are required to prepare an accounting restatement of our financial statements due to a material noncompliance with any financial reporting requirement under the securities laws. If, following a trigger event, the Compensation Committee determines that:

•
the amount of any incentive compensation awarded to, or received by, a covered executive during the three-year period preceding the date on which we are required to prepare the accounting restatement would have been lower (and not earned) had it been calculated based on the restated financial results; and

•
the executive engaged in fraud, intentional misconduct or gross negligence, the Compensation Committee will seek to recoup from the executive the after-tax portion of the difference between the awarded compensation and the actual compensation.

The Compensation Committee is not required to seek recoupment from an executive if it determines that seeking recovery would not be in our best interests. In making this determination, the Compensation Committee may take into account, among other factors, the probability of success under applicable law; the cost of seeking recoupment; the effect of seeking recoupment on any pending or threatened investigations, litigation or other proceedings involving us; the difficulty of proof; the possibility of counterclaims against us; and the amount subject to recoupment. The Compensation Committee is authorized under the policy to determine in its discretion the method for obtaining recoupment.
No Hedging of Company Stock
As described further in the our policy on insider trading, all directors, officers, and other employees are prohibited from entering into transactions which have the effect of hedging the economic value of any direct or indirect interests of the person in our common equity.
Tax Deductibility; Section 162(m)
As a publicly-traded company, we are subject to Section 162(m) of the Internal Revenue Code ("Section 162(m)") which limits our ability to deduct for U.S. income tax purposes compensation in excess of $1 million paid to our CEO and three other most highly compensated officers (other than the CFO) unless the compensation is performance-based under Section 162(m). The recently enacted Tax Cuts and Jobs Act made significant changes to Section 162(m). Beginning in 2018, Section 162(m) limits deductions to $1 million for compensation paid to our CFO as well as our CEO and our three other most highly compensated officers. In addition, beginning in 2018 the exception to the $1 million deduction limitation for commission and performance-based compensation has been eliminated. However, compensation paid pursuant to a written binding agreement in effect on November 2, 2017 that has not been materially modified thereafter is grandfathered and can continue to qualify for the performance-based compensation exemption, assuming all other Section 162(m) requirements are met. Because of the ambiguities and uncertainties as to the scope of this grandfather provision, no assurance can be given that compensation originally intended to qualify for the exemption will, in fact, be fully deductible.

The Compensation Committee considers tax deductibility to be an important, but not the sole, or primary, consideration in setting executive compensation. Because the Compensation Committee also recognizes the need to maintain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable us to continue to attract, retain, and motivate talented executive officers, it reserves the authority to approve potentially non-deductible compensation.
Non-GAAP Measures
In this Compensation Discussion and Analysis, we reference certain financial measures used by the Compensation Committee in connection with executive compensation calculated other than in accordance with U.S. generally accepted accounting principles ("GAAP"), including adjusted pre-tax income and adjusted cumulative EPS, which are reconciled to the nearest GAAP financial measure in the information below. These non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Reconciliation of Adjusted Pre-Tax Income for 2017 Annual Cash Incentive
Year Ended December 31, 2017
Income before income taxes	$339,818,636
Less: Net income attributable to noncontrolling interest	($360,223)
Adjusted pre-tax income	$339,458,414

Reconciliation of Cumulative EPS for 2015 EPS Performance-Based RSUs
2015 diluted earnings per share	$1.27
2016 diluted earnings per share	$1.21
2017 diluted earnings per share	$1.21
Cumulative diluted earnings per share	$3.69
Add: U.S. tax law reform impact(1)	$0.14
Adjusted cumulative diluted earnings per share	$3.83
____________________

(1)
Impact to 2017 diluted earnings per share from a $22.0 million charge related to the re-measurement of the Company's net deferred tax assets as a result of the Tax Cuts and Jobs Act enacted in December 2017.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.
Based on such review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2017.
Respectfully submitted by:
THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Constance B. Moore, Compensation Committee Chair
Daniel S. Fulton
Steven J. Gilbert

OWNERSHIP OF OUR COMMON STOCK
The following table sets forth the beneficial ownership of our common stock as of February 26, 2018 by (i) each of our directors, (ii) each of the executive officers named in the table entitled "Fiscal 2017 Summary Compensation Table", (iii) all of our directors and current executive officers as a group and (iv) each person known by us to be the beneficial owner of 5% or more of our outstanding common stock.
To our knowledge, except as otherwise set forth in the footnotes to the table, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person. The number of securities shown represents the total number of securities the person "beneficially owns," as determined by the rules of the SEC. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as noted below, the address for all beneficial owners in the table below is 19540 Jamboree Road, Suite 300, Irvine, California 92612.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage(2)
Directors and Executive Officers:
Douglas F. Bauer(3)	1,036,847	*
Lawrence B. Burrows	46,623	*
Daniel S. Fulton(4)	68,160	*
Steven J. Gilbert	53,599	*
Constance B. Moore	58,087	*
Thomas B. Rogers	54,588	*
Bradley W. Blank	61,039	*
Michael D. Grubbs(5)	367,899	*
Glenn J. Keeler	43,943	*
Thomas J. Mitchell(6)	830,136	*
All directors and current executive officers as a group (10 persons)	2,562,833	1.7%
5% or more Stockholders:
BlackRock, Inc.(7)(8)	19,037,872	12.6%
Dimensional Fund Advisors LP(7)(9)	13,194,743	8.7%
FMR LLC(7)(10)	8,647,704	5.7%
Hotchkis and Wiley Capital Management, LLC(7)(11)	8,876,699	5.9%
T. Rowe Price Associates, Inc.(7)(12)	9,154,276	6.0%
The Vanguard Group(7)(13)	12,328,941	8.1%
Wellington Management Group LLP(7)(14)	9,213,190	6.1%
__________
*    Represents less than 1% of the number of shares of our common stock outstanding.

(1)
Beneficial ownership includes the following shares that the directors and executive officers could acquire by exercising stock options on or within 60 days of February 26, 2018: Mr. Bauer: 146,921; Mr. Gilbert: 3,699; Mr. Grubbs: 144,278; and Mr. Mitchell: 145,600. For each of Messrs. Burrows, Fulton, Gilbert, and Rogers and Ms. Moore, the beneficial ownership also includes 11,173 RSUs that vest on or within 60 days of February 26, 2018. For each of Messrs. Bauer, Mitchell, Grubbs, Blank and Keeler, the beneficial ownership also includes 61,696, 59,323, 27,203, 22,397 and 17,251 RSUs that vest on or within 60 days of February 26, 2018. For all directors and current executive officers as a group, these stock options and RSUs represent an aggregate of 661,836 shares.

(2)
The percentages are calculated based on 151,391,065 shares of our common stock outstanding and entitled to vote as of February 26, 2018. For each person, separately, his or her percentage is calculated by including his or her options and RSUs set forth in Footnote (1) above in both the numerator and denominator, and for the directors and current executive officers as a group, the percentage is calculated by including the stock options and RSUs set forth in Footnote (1) above in both the numerator and denominator.

(3)	Amount includes 854,136 shares are held in trust for the benefit of Mr. Bauer and his immediate family.

(4)
Amount includes 30,073 shares held in a joint account with Mr. Fulton's spouse. Mr. Fulton has sole voting and dispositive power with respect to 38,087 shares and shared voting and dispositive power with respect to 30,073 shares.

(5)	Amount includes 245,585 shares are held in trust for the benefit of Mr. Grubbs and his immediate family.

(6)	Amount includes 610,000 shares are held in trust for the benefit of Mr. Mitchell and his immediate family.

(7)	The beneficial ownership figures for the 5% or more stockholders were taken from their respective Schedule 13G or Schedule 13G/A filings with the SEC.

(8)
According to the Schedule 13G/A filed on January 19, 2018, BlackRock, Inc. has sole voting power with respect to 18,699,337 shares and sole dispositive power with respect to 19,037,872 shares. Its address is 55 East 52nd Street, New York, NY 10022.

(9)
According to the Schedule 13G/A filed on February 9, 2018, Dimensional Fund Advisors LP has sole voting power with respect to 12,981,585 shares and sole dispositive power with respect to 13,194,743 shares. Its address is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(10)
According to the Schedule 13G filed on February 13, 2018, FMR LLC has sole voting power with respect to 411,525 shares and sole dispositive power with respect to 8,647,703 shares. Its address is 245 Summer Street, Boston, MA 02210.

(11)
According to the Schedule 13G/A filed on February 14, 2018, Hotchkis and Wiley Capital Management, LLC has sole voting power with respect to 7,930,409 shares and sole dispositive power with respect to 8,876,699 shares. Its address is 725 S. Figueroa Street 39th Fl., Los Angeles, CA 90017.

(12)
According to Schedule 13G, filed on February 14, 2018, T. Rowe Price Associates, Inc. has sole voting power with respect to 1,572,415 shares and sole dispositive power with respect to 9,154,276 shares. Its address is 100 E. Pratt Street, Baltimore, MD 21202.

(13)
According to the Schedule 13G/A filed on February 9, 2018, The Vanguard Group has sole voting power with respect to 172,612 shares, sole dispositive power with respect to 12,151,920 shares, shared voting power with respect to 18,092 shares, and shared dispositive power with respect to 177,021 shares. Its address is 100 Vanguard Blvd., Malvern, PA 19355.

(14)
According to the Schedule 13G filed on February 8, 2018, Wellington Management Group LLP has shared voting power with respect to 7,780,680 shares and shared dispositive power with respect to 9,213,190 shares. Its address is 280 Congress Street, Boston, MA 2210.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information, as of December 31, 2017, with respect to our equity compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders	5,462,250	$ 2.99(1)	6,228,769
Equity compensation plans not approved by security holders	—	—	—
Total	5,462,250	$ 2.99(1)	6,228,769
__________
(1) This weighted-average exercise price includes outstanding RSUs that can be exercised for no consideration, resulting in a reduced price. The weighted-average exercise price of outstanding options, excluding those RSUs that can be exercised for no consideration, is $14.16. At December 31, 2017, there were 756,878 shares of our common stock to be issued upon the exercise of outstanding options and vesting of RSUs that we assumed in connection with our merger transaction with WRECO during the year ended December 31, 2014. The weighted-average exercise price of these assumed options and RSUs was $11.86 at December 31, 2017. The weighted-average exercise price of these assumed options, excluding those RSUs that can be exercised for no consideration, was $12.57 at December 31, 2017.

EXECUTIVE COMPENSATION

Fiscal 2017 Summary Compensation Table
The following table summarizes information regarding the compensation awarded to, earned by or paid to Mr. Douglas Bauer, our Chief Executive Officer, Mr. Thomas Mitchell, our President and Chief Operating Officer, Mr. Michael Grubbs, our Chief Financial Officer and Treasurer, Mr. Bradley Blank, our former Vice President, General Counsel and Secretary, and Mr. Glenn J. Keeler, our Vice President and Chief Accounting Officer, collectively our NEOs for 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Douglas F. Bauer Chief Executive Officer	2017	754,808	—	3,394,178	—	1,272,705(2)	29,640(3)	5,451,330
	2016	673,077	—	2,455,747	—	1,108,380	29,070	4,266,274
	2015	580,769	—	3,120,788	—	745,800	20,640	4,467,997

Thomas J. Mitchell President and Chief Operating Officer	2017	726,154	—	3,263,624	—	1,223,439(2)	15,810(4)	5,229,027
	2016	648,077	—	2,361,284	—	1,067,795	15,660	4,092,816
	2015	555,769	—	2,912,740	—	714,725	7,710	4,190,944

Michael D. Grubbs Chief Financial Officer and Treasurer	2017	586,539	—	1,566,538	—	844,560(2)	13,950(5)	3,011,587
	2016	536,539	—	1,038,962	—	746,460	13,800	2,335,761
	2015	490,385	—	2,080,525	—	621,500	5,850	3,198,260

Bradley W. Blank VP – General Counsel Officer	2017	403,269	—	316,851	—	360,698(2)	8,100	1,088,918
	2016	375,577	—	289,996	—	351,428	7,950	1,024,951
	2015	345,192	—	200,000	—	277,200	—	822,392

Glenn J. Keeler VP – Chief Accounting Officer	2017	274,616	—	230,432	—	246,330(2)	8,100	759,478
	2016	257,308	—	202,992	—	254,280(2)	7,950	722,530
	2015	240,385	—	200,000	—	247,500	—	687,885
__________

(1)
In accordance with SEC rules, the amount shown is the aggregate grant date fair value for awards granted during the fiscal year calculated in accordance with FASB ASC Topic 718. The grant date fair value of performance-based RSU awards is based on the probable outcome of the performance-based conditions, determined as of the grant date. The maximum potential payout for the performance-based RSU awards is 200% of the target award on the grant date. The target values of the performance-based RSU awards for 2017 determined as of the date of grant for Messrs. Bauer, Mitchell and Grubbs was $1,560,000, $1,500,000 and $720,000, respectively. No performance-based RSU awards were made in 2017 to Messrs. Blank or Keeler. Amounts shown do not reflect compensation actually received or that may be realized in the future by the executive officer. For a discussion of the assumptions relating to the valuation of the awards, please see Note 14. Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(2)	Represents the amount earned under our 2017 non-equity, annual cash incentive compensation plan, as described in further detail above in "Compensation Discussion and Analysis."

(3)	Represents the amount paid by us in 2017 for club membership dues for the NEO ($18,360), contributions to defined contribution plan ($8,100) and the reimbursement of life insurance premiums ($3,180).

(4)	Represents contributions to defined contribution plan ($8,100) and the reimbursement of life insurance premiums ($7,710) for the NEO.

(5)	Represents contributions to defined contribution plan ($8,100) and the reimbursement of life insurance premiums ($5,850) for the NEO.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas F. Bauer	2/27/2017	542,500	1,085,000	2,170,000	64,463	128,926	257,851	85,950	—	N/A	$3,394,178
Thomas J. Mitchell	2/27/2017	521,500	1,043,000	2,086,000	61,983	123,967	247,933	82,644	—	N/A	$3,263,624
Michael D. Grubbs	2/27/2017	360,000	720,000	1,440,000	29,752	59,504	119,008	39,669	—	N/A	$1,566,538
Bradley W. Blank	2/27/2017	153,750	307,500	615,000	—	—	—	26,186	—	N/A	$316,851
Glenn J. Keeler	2/27/2017	105,000	210,000	420,000	—	—	—	19,044	—	N/A	$230,432
__________

(1)
In accordance with SEC rules, the amount shown is the aggregate grant date fair value for awards granted during the fiscal year calculated in accordance with FASB ASC Topic 718. The grant date fair value of performance-based RSU awards is based on the probable outcome of the performance-based conditions, determined as of the grant date. The maximum potential payout for the performance-based RSU awards is 200% of the target award as of the grant date. No performance-based RSU awards were made in 2017 to our Messrs. Blank or Keeler. Amounts shown do not reflect compensation actually received or that may be realized in the future by the executive officer. For a discussion of the assumptions relating to the valuation of the awards, please see Note 14. Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2017.

Employment Agreements and Performance-Based RSU Awards
In November 2015, we entered into new employment agreements with each of Messrs. Bauer, Mitchell and Grubbs. These employment agreements supersede the employment agreements previously entered into with each of these three executives. Each employment agreement has an initial term of three years and on the third anniversary date (and each annual anniversary date thereafter) will be automatically extended for one additional year unless either party provides the other with at least 60 days' prior written notice of non-renewal. If a "change in control" (as defined in the agreement) occurs during the initial or extended term, then the term will continue for not less than 18 months beyond the month in which the change in control occurs. Both parties have the right to terminate the executive's employment at any time, with or without cause, and with or without prior notice.
The employment agreements with each of Messrs. Bauer, Mitchell and Grubbs provide that upon termination of employment, each executive will receive any accrued but unpaid base salary and other accrued and unpaid compensation, including any accrued and unpaid vacation and annual bonus. Upon either an "involuntary termination without cause" (as defined in the agreement) or a voluntary termination for a "good reason" (as defined in the agreement), the executive, subject to his delivery of a release of claims, will also be entitled to receive specified severance benefits. If a covered termination occurs prior to, or more than 18 months after a "change in control" (as defined in the agreement), Messrs. Bauer, Mitchell and Grubbs will be entitled to receive an amount equal to 2, 1.5, and 1.5, respectively, times the sum of his annual base salary plus the average of the greater of (i) the average of the annual cash bonuses received for the two fiscal years ending before the termination; and (ii) the target annual bonus for the year in which the termination occurs. If a covered termination occurs during the 18-month period commencing on a change in control, then the multiplier will be 3 with respect to Mr. Bauer, and 2.5 with respect to Messrs. Mitchell and Grubbs. In either case and if the executive elects continued healthcare coverage under COBRA, the Company will also directly pay, or reimburse the executive for, the premium for his and his covered dependents through the earlier of (i) the 18 month anniversary of the date of his termination of employment, and (ii) the date he and his covered dependents become eligible for healthcare coverage under another employer's plan(s). In the event that the executive's employment is terminated due to "death or disability" (as defined in the agreement), the executive or his beneficiaries or estate will be entitled to receive a pro-rata portion of his annual bonus for the fiscal year.
The employment agreements also provide for, among other things:

•
an annual base salary equal to $600,000 (Mr. Bauer); $575,000 (Mr. Mitchell), and $500,000 (Mr. Grubbs), subject to increase in the discretion of our Board of Directors or a committee of our Board of Directors;

•	eligibility for annual cash performance bonuses targeted at 110% of the executive's base salary on terms and conditions determined by our Board of Directors or a committee of our Board of Directors;

•	eligibility to receive stock options and other equity incentive grants as determined by our Board of Directors or a committee of our Board of Directors; and

•
entitlement to all rights and benefits to which the executive is entitled under our benefits and compensation practices that are in effect from time to time and provided to our executive employees generally, as well as benefits provided to the executive consistent with past practices; provided we are not obligated to adopt or maintain any benefits or compensation practices at any time.

The employment agreements contain non-competition provisions and non-solicitation provisions that apply during the term of the agreements and for one year after the termination of the executive's employment for any reason. However, the post-employment non-competition provisions do not apply and will not be enforced in California or other states where such restrictive covenants are not permitted.
In 2017, we granted 257,851, 247,933, and 119,008 performance-based RSUs to Messrs. Bauer, Mitchell and Grubbs, respectively. The number of performance-based RSUs granted was determined by multiplying (i) the quotient of (x) the target value of the award and (y) the closing market price of the Company's common stock on the date of grant by (ii) two, representing the maximum number of RSUs that may vest assuming our attainment of the maximum performance objective set by the Compensation Committee. For additional details concerning these performance-based RSUs, see "Compensation Discussion and Analysis—2017 NEO Pay Program—Long-Term Incentives."

Potential Payments Upon Termination or Change in Control
The employment agreements with each of Messrs. Bauer, Mitchell and Grubbs provide for certain payments upon either termination of employment or a change-in-control, as described in "—Employment Agreements and Performance-Based RSU Awards" above.
In February 2016, the Company entered into severance and change in control protection agreements with each of Messrs. Blank and Keeler. Each agreement has an initial term of three years and on the third anniversary date (and each annual anniversary date thereafter) will be automatically extended for one additional year unless either the executive or the Company gives written notice of non-renewal. If a "change in control" (as defined in the agreement) occurs during the initial or extended term, then the term will continue for not less than 18 months beyond the month in which the change in control occurs. The severance and change in control protection agreements shall not be deemed to create a contract of employment between the Company and the executive, and both the Company and the executive will have the right to terminate the executive's employment at any time, with or without cause, and with or without prior notice.
The severance and change in control protection agreements with each of Messrs. Blank and Keeler provide that upon termination of employment, each executive will receive any accrued but unpaid base salary and other accrued and unpaid compensation, including any accrued and unpaid vacation and annual bonus. Upon either an "involuntary termination without cause" (as defined in the agreement) or a voluntary termination for a "good reason" (as defined in the agreement), Messrs. Blank and Keeler, subject to his delivery of a release of claims, will be entitled to receive an amount equal to the sum of his annual base salary plus the greater of (i) the average of the annual cash bonuses received for the two fiscal years ending before the termination; and (ii) the target annual bonus for the year in which the termination occurs. In either case and if the executive elects continued healthcare coverage under COBRA, the Company will also directly pay, or reimburse the executive for, the premium for his and his covered dependents through the earlier of (i) the one year anniversary of the date of his termination of employment, and (ii) the date he and his covered dependents become eligible for healthcare coverage under another employer's plan(s). In the event that the executive's employment is terminated due to "death or disability" (as defined in the agreement), the executive or his beneficiaries or estate will be entitled to receive a pro-rata portion of his annual bonus for the fiscal year.
Our 2013 LTIP provides that upon a "change in control" (as defined in the 2013 LTIP), our Board of Directors may, in its discretion, determine whether some or all outstanding options and stock appreciation rights will become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and RSU awards will be deemed satisfied. The performance-based RSU awards granted to Messrs. Bauer, Mitchell and Grubbs in 2017 and 2016 include change in control provisions that are summarized as follows:
2017 performance-based RSUs with vesting based on TSR and EPS. In the event a change in control occurs before December 31, 2019, the performance period will terminate on closing of the change in control transaction and the following provisions will apply:

•
If (i) the closing of the change in control transaction occurs on or before January 1, 2018, (ii) the executive remains continuously employed by us through the date of the closing of the change in control transaction, and (iii) the award is not assumed in full by the acquiring or successor company or its affiliate upon the closing of the change in control or otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, 50% of the RSUs granted pursuant to the award will vest as of the date of the closing of the change in control.

•
If (i) the closing of the change in control transaction occurs on or before January 1, 2018, (ii) the executive remains continuously employed by us through the date of the closing of the change in control transaction, and (iii) the award is assumed in full by the acquiring or successor company or its affiliate upon closing of the change in control, or is otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, 50% of the RSUs granted pursuant to the award may vest as follows: if (a) the executive remains continuously employed by us or our successor-in-interest or an affiliate through December 31, 2019, 50% of the RSUs granted will become fully vested as of December 31, 2019; or (b) if the executive suffers a "qualifying termination" (as defined in the award agreement) before December 31, 2019, 50% of the RSUs granted will become vested on the effective date of the qualifying termination.

•
If (i) the closing of the change in control transaction occurs after January 1, 2018, (ii) the executive remains continuously employed by us through the closing of the change in control transaction, and (iii) the award is not assumed in full by the acquiring or successor company or its affiliate upon closing of the change in control transaction or otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, the RSUs granted pursuant to the award will vest as of the date of the closing of the change in control, but only with respect to a number of RSUs equal to the "change in control units" (as defined in the award agreement).

•
If (i) the closing of the change in control transaction occurs after January 1, 2018, (ii) the executive remains continuously employed by us through the closing of the change in control transaction, and (iii) the award is assumed in full by the acquiring or successor company or its affiliate upon the closing, or is otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, the RSUs granted pursuant to the award may become vested, but only with respect a number of RSUs equal to the change in control units (as defined in the award agreement), as follows: if (a) the executive remains continuously employed by us or our successor-in-interest or an affiliate through December 31, 2019, the change in control units will become fully vested as of December 31, 2019; or (b) the executive suffers a qualifying termination before December 31, 2019 and the executive remains continuously employed by us or our successor-in-interest or an affiliate through the date of the qualifying termination, the change in control units will become vested on the effective date of the qualifying termination.

2016 performance-based RSUs with vesting based on TSR. In the event a change in control occurs before December 31, 2018, the performance period will terminate on closing of the change in control transaction and the following provisions will apply:

•
If (i) the executive remains continuously employed by us through the closing of the change in control transaction, and (ii) the award is not assumed in full by the acquiring or successor company or its affiliate upon closing of the change in control transaction or otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, the RSUs granted pursuant to the award will vest as of the date of the closing of the change in control, but only with respect to a number of RSUs equal to the "change in control units" (as defined in the award agreement).

•
If (i) the executive remains continuously employed by us through the closing of the change in control transaction, and (iii) the award is assumed in full by the acquiring or successor company or its affiliate upon the closing, or is otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction, the RSUs granted pursuant to the award may become vested, but only with respect a number of RSUs equal to the change in control units (as defined in the award agreement), as follows: if (a) the executive remains continuously employed by us or our successor-in-interest or an affiliate through December 31, 2018, the change in control units will become fully vested as of December 31, 2018; or (b) the executive suffers a qualifying termination before December 31, 2018 and the executive remains continuously employed by us or our successor-in-interest or an affiliate through the date of the qualifying termination, the change in control units will become vested on the effective date of the qualifying termination.

The following table shows the estimated potential payments upon termination of employment or a change in control for the NEOs. The table assumes that (i) the triggering event took place on December 31, 2017, the last business day of our fiscal 2017; (ii) except in the case of termination for cause by the Company and termination by executive without good reason, our Board of Directors determines that all outstanding options would become exercisable; (iii) except in the case of termination for cause by the Company, termination by executive without good reason and death or disability, our Compensation Committee would accelerate all time-based RSUs that remain unvested; (iv) the intrinsic value of equity vesting acceleration is computed, (a) in the case of unexercised options, by multiplying the difference between the exercise prices of the unexercised options and the closing market price of our common stock on December 29, 2017 ($17.92), the last trading day of our fiscal year 2017, by the number of unexercised options and, (b) in the case of unvested RSUs, by multiplying the closing market price of our common stock on December 29, 2017 ($17.92), the last trading day of our fiscal year 2017, by the number of unvested RSUs; (v) in the case of death or disability, a performance incentive bonus was earned under our 2017 annual incentive plan at the level set forth in the Summary Compensation table for each individual; (vi) in the case of Messrs. Bauer, Mitchell and Grubbs, the executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA for 18 months using rates of approximately $2,000 per month; (vii) in the case of Messrs. Blank and Keeler, the executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA for 12 months using rates of approximately $2,000 per month; and (viii) in the case of Messrs. Bauer, Mitchell, Grubbs, Blank and Keeler, the executive remains continuously employed by us through the date of closing of the change in control transaction, the award is not assumed in full by the acquiring or successor company or its affiliate or otherwise continued in full force and effect, and the change in control transaction closed on December 31, 2017. The following table does not include shares issued to Messrs. Bauer, Mitchell and Grubbs pursuant to the performance-based RSUs awarded in 2015 as described in "Compensation Discussion and Analysis—2015 Performance Based RSUs." The Company and the affected executives may, depending upon the circumstances, negotiate for different payments that may be higher or lower than those described in the table. Amounts to be provided to an executive under arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and are available to all salaried employees are not included in the following table in accordance with SEC regulations.

Name	Payments and Benefits	Involuntary Termination For Cause or Voluntary Termination Other Than for Good Reason ($)	Involuntary Termination Without Cause or Voluntary Termination for Good Reason ($)	Change in Control Without Termination ($)	Change in Control With Voluntary Termination for Good Reason or Involuntary Termination Without Cause ($)	Death or Disability ($)
Douglas F. Bauer	Severance	—	3,720,000	—	5,580,000	1,272,705
	Equity awards	—	—	5,214,028	5,214,028	3,427,245
	Health benefits	—	36,000	—	36,000	—
	Total	—	3,756,000	5,214,028	10,830,028	4,699,950
Thomas J. Mitchell	Severance	—	2,682,000	—	4,470,000	1,223,439
	Equity awards	—	—	5,018,036	5,018,036	3,250,680
	Health benefits	—	36,000	—	36,000	—
	Total	—	2,718,000	5,018,036	9,524,036	4,474,119
Michael D. Grubbs	Severance	—	1,980,000	—	3,300,000	844,560
	Equity awards	—	—	2,452,688	2,452,688	1,877,026
	Health benefits	—	36,000	—	36,000	—
	Total	—	2,016,000	2,452,688	5,788,688	2,721,586
Bradley W. Blank	Severance	—	724,314	—	724,314	360,698
	Equity awards	—	—	879,334	879,334	—
	Health benefits	—	24,000	—	24,000	—
	Total	—	748,314	879,334	1,627,648	360,698
Glenn J. Keeler	Severance	—	530,890	—	530,890	246,330
	Equity awards	—	—	652,270	652,270	—
	Health benefits	—	24,000	—	24,000	—
	Total	—	554,890	652,270	1,207,160	246,330
The above table does not give effect to performance-based and time-based RSUs awarded to our NEOs in February 2018.
The foregoing descriptions of the performance-based RSU awards, the employment agreements and the severance and change in control protection agreements are summaries only and are not complete. The full text of these agreements and award agreements are included as exhibits to our current reports filed on Form 8-K with the SEC on November 20, 2015 and March 2, 2016.

Outstanding Equity Awards as of December 31, 2017

The following table provides information regarding the equity awards held by the NEOs as of December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas F. Bauer	94,067(1)	—	17.00	1/30/2023
	52,854(2)	—	16.17	4/7/2024
							34,317(3)	614,961
							137,268(4)	2,459,843
							34,317(3)	614,961
							66,095(5)	1,184,422
							111,535(6)	1,998,703
							85,950(7)	1,540,224
							32,344(8)	579,600
							129,375(8)	2,318,400

Thomas J. Mitchell	94,067(1)	—	17.00	1/30/2023
	51,533(2)	—	16.17	4/7/2024
							32,029(3)	573,960
							128,116(9)	2,295,839
							32,029(3)	573,960
							63,552(5)	1,138,852
							107,245(6)	1,921,826
							82,644(7)	1,480,980
							30,992(8)	555,368
							123,966(8)	2,221,471

Michael D. Grubbs	94,067(1)	—	17.00	1/30/2023
	50,211(2)	—	16.17	4/7/2024
							22,878(3)	409,974
							91,512(10)	1,639,895
							22,878(3)	409,974
							27,963(5)	501,097
							47,188(6)	845,604
							39,669(7)	710,868
							14,876(8)	266,578
							59,504(8)	1,066,312

Bradley W. Blank	4,454(11)	79,816
	18,430(5)	330,266
	26,186(7)	469,253

Glenn J. Keeler	4,454(11)	79,816
	12,901(5)	231,186
	19,044(7)	341,268
__________

(1)	1/30/2013 stock option grant.

(2)	4/7/2014 stock option grant.

(3)
3/9/2015 RSU award that vested, if at all, on 12/31/2017 based on the achievement of certain performance metrics. On February 15, 2018, the Compensation Committee certified the actual performance achieved with respect to these RSUs and determined that none of these RSUs vested and the award was forfeited for no value.

(4)
3/9/2015 RSU award that vested, if at all, on 12/31/2017 based on the achievement of a performance metric. On February 15, 2018, the Compensation Committee certified the actual performance achieved with respect to these RSUs and determined that 76,115 of these RSUs vested.

(5)	3/1/2016 RSU award; one third of the award vested on 3/1/2018 and the remaining one third vests on 3/1/2019.

(6)	3/1/2016 RSU award that vests, if at all, on 12/31/2018 based on the achievement of a performance metric.

(7)	2/27/2017 RSU award; one third of the award vested on 2/27/2018 and one third vests on each of 2/27/2019 and 2/27/2020, respectively.

(8)	2/27/2017 RSU award that vests, if at all, on 12/31/2019 based on the achievement of certain performance metrics.

(9)
3/9/2015 RSU award that vested, if at all, on 12/31/2017 based on the achievement of a performance metric. On February 15, 2018, the Compensation Committee certified the actual performance achieved with respect to these RSUs and determined that 71,040 of these RSUs vested.

(10)
3/9/2015 RSU award that vested, if at all, on 12/31/2017 based on the achievement of a performance metric. On February 15, 2018, the Compensation Committee certified the actual performance achieved with respect to these RSUs and determined that 50,743 of these RSUs vested.

(11)	3/5/2015 RSU award; the remaining award vested on 3/5/2018.

Option Exercises and Stock Vested
The following table sets forth on an aggregated basis for each of the NEOs, the number and value of shares of our common stock acquired upon exercise of stock options, and the number and value of shares of our common stock acquired upon vesting of RSUs during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Douglas F. Bauer	—	—	43,356	531,960
Thomas J. Mitchell	—	—	41,826	513,170
Michael D. Grubbs	—	—	23,774	290,993
Bradley W. Blank	—	—	15,730	193,108
Glenn J. Keeler	—	—	13,481	165,335
__________

(1)	Represents the net shares acquired after withholding shares for tax obligations.

(2)	Represents the value of the acquired shares based on the closing stock price on the date of vesting.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for 2017:

•	the annual total compensation of our CEO, Mr. Bauer, was $5,467,803; and

•	the annual total compensation of the median compensated of all employees of the Company (other than our CEO) as of December 31, 2017 (our "Median Employee"), was $121,115.

Based on this information, for 2017 the ratio of the annual total compensation of our CEO to that of our Median Employee was 45 to 1.

For purposes of calculating the pay ratio, we determined the annual total compensation of our CEO and our Median Employee as follows:

•	As of December 31, 2017, our employee population consisted of 1,251 individuals.

•
We identified our Median Employee by ranking from lowest to highest the amount of total cash compensation paid to each of these employees (other than the CEO) in 2017. We excluded from the ranking eight employees that were hired in the last two weeks of 2017 and received no cash compensation during the year. Total cash compensation consists of all wages, cash bonus payments, and other cash payments representing compensation during the period. We annualized the total cash compensation of 242 full-time and part-time employees included in our employee population who were hired in 2017 but did not work for us the entire year.

•
We believe total cash compensation is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees, with only approximately 8% of our employees receiving annual equity awards as part of their compensation package in 2017.

•
After identifying our Median Employee based on total cash compensation, we calculated the annual total compensation of our CEO and our Median Employee using the same methodology that we use to calculate the annual total compensation of our named executive officers as set forth in the Fiscal 2017 Summary Compensation Table included elsewhere in this proxy statement, except that, in order to better reflect our employee compensation practices, the annual total compensation for our CEO and for our Median Employee includes the dollar value of non-discriminatory health and welfare benefit contributions made by the Company, which are not required to be reported as compensation for our CEO in the Fiscal 2017 Summary Compensation Table. The difference between our CEO’s annual total compensation reported in the "Total" column of the Fiscal 2017 Summary Compensation Table and the annual total compensation set forth above represents health and welfare benefit contributions (in an amount equal to $16,472). The difference between our Median Employee’s total cash compensation and annual total compensation set forth above represents contributions to a defined contribution plan (in an amount equal to $2,576) and health and welfare benefit contributions (in an amount equal to $16,472).

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION
The following table sets forth the total cash and equity compensation paid to non-employee directors for their service on our Board of Directors and committees of our Board of Directors during fiscal 2017:

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Total ($)
Lawrence B. Burrows	77,500	139,998	217,498
Daniel S. Fulton	93,500	139,998	233,498
Steven J. Gilbert	143,750	139,998	283,748
Christopher D. Graham(2)	19,000	—	19,000
Constance B. Moore	99,500	139,998	239,498
Thomas B. Rogers	100,000	139,998	239,998
Barry S. Sternlicht(2)	26,250	—	26,250
__________

(1)
The amounts reported in this column reflect the aggregate grant date fair value of RSU awards to each of the non-employee directors, computed in accordance with FASB ASC Topic 718. Amounts shown do not reflect compensation actually received or that may be realized in the future by the directors. For a discussion of the assumptions relating to the valuation of the awards, please see Note 14. Stock Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2017.

(2)
Messrs. Barry S. Sternlicht and Christopher D. Graham resigned from our Board of Directors on March 27, 2017, following the previously announced sale by VIII/TPC Holdings, L.L.C., a fund affiliated with Starwood Capital Group, of its shares of common stock of the Company.

Compensation of Non-Employee Directors
Directors who are employees do not receive any compensation for their services as directors. The cash and equity compensation that we pay to our non-employee directors is comprised of the following:

•	an annual cash retainer of $75,000 and a restricted stock award of $140,000 (based upon the closing price on the date of grant);

•	an additional annual cash retainer of $25,000 to the Chair of the Audit Committee and an additional cash retainer of $16,000 for the other members of the Audit Committee;

•	an additional annual cash retainer of $20,000 to the Chair of the Compensation Committee and an additional cash retainer of $10,000 for the other members of such committee;

•	an additional annual cash retainer of $15,000 to the Chair of the Nominating and Corporate Governance Committee and an additional cash retainer of $10,000 for the other members of such committee; and

•	an additional annual cash retainer of $45,000 to the Chairman of our Board of Directors.
We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, but not limited to, travel expenses in connection with their attendance in-person at board and committee meetings.

Director Stock Ownership Requirement
Each of our independent directors is required, within five years of becoming a member of our Board of Directors, to own shares of common stock equal to five times the annual cash retainer payable to non-employee directors.

REPORT OF THE AUDIT COMMITTEE
This report of the Audit Committee of our Board of Directors is required by the SEC and, in accordance with SEC rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.
The Audit Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2017. The Audit Committee has also reviewed and discussed with Ernst & Young LLP, our independent registered public accounting firm for 2017, the audited financial statements for the fiscal year ended December 31, 2017. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by Auditing Standard No. 1301: Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB"). Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of PCAOB regarding Ernst & Young LLP's communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young LLP the accounting firm's independence.
Based upon the foregoing review and discussions described in this report, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Form 10‑K for the fiscal year ended December 31, 2017 for filing with the SEC.
Respectfully submitted by:
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Thomas B. Rogers, Audit Committee Chair
Daniel S. Fulton
Constance B. Moore

February 15, 2018

MANAGEMENT
Set forth below are the names, ages and positions of TRI Pointe's executive officers as of February 26, 2018. Each executive officer shall hold office until the executive officer's respective successor is elected and qualified or until the executive officer's earlier death, resignation or removal.

Name	Age	Position with TRI Pointe
Douglas F. Bauer	56	Chief Executive Officer
Thomas J. Mitchell	57	President and Chief Operating Officer
Michael D. Grubbs	59	Chief Financial Officer and Treasurer
Glenn J. Keeler	41	Vice President and Chief Accounting Officer
David C. Lee	46	Vice President, General Counsel and Secretary
For biographical information for Mr. Douglas F. Bauer, see "Board of Directors—Director Nominees."
THOMAS J. MITCHELL. Mr. Mitchell has served as TRI Pointe's President and Chief Operating Officer since January 30, 2013. He served as a member of the board of managers of TPH LLC prior to its conversion into a corporation. Prior to forming TPH LLC in April 2009, from 1988 to 2009, Mr. Mitchell served in several capacities, including most recently Executive Vice President, for William Lyon Homes, a homebuilding company whose common stock was listed on the NYSE from 1999 until the company was taken private in 2006. Through his various roles within that company, Mr. Mitchell developed a broad background and experience in all aspects of residential construction and land development. Prior to his 20-year tenure at William Lyon Homes, Mr. Mitchell spent over two years with The Irvine Company in their community development group and over two years with Pacific Savings Bank. Throughout his career, Mr. Mitchell has obtained significant experience in land acquisition, land entitlement, land development, project planning, product design, construction operations, project and company finance, sales and marketing, customer satisfaction and warranty service. Mr. Mitchell has more than 30 years of experience in the real estate development and homebuilding industry. His accomplishments have been recognized by, among other things, him being awarded the Outstanding Home Design and National Home of the Year awards and being identified by Home Builder Executive as a Top 100 President. In 2004, Mr. Mitchell was awarded the BIA Inland Empire Builder of the Year. Mr. Mitchell received his B.A. from California State University of Long Beach.
MICHAEL D. GRUBBS. Mr. Grubbs has served as TRI Pointe's Chief Financial Officer and Treasurer since January 30, 2013. Prior to forming TPH LLC in April 2009, from 1992 to 2009, Mr. Grubbs served in several capacities, including most recently the Senior Vice President and Chief Financial Officer, for William Lyon Homes, a homebuilding company whose common stock was listed on the NYSE from 1999 until the company was taken private in 2006. Prior to his 17-year tenure at William Lyon Homes, Mr. Grubbs spent five years at Kenneth Leventhal & Company where he specialized in real estate accounting and over five years at J.C. Penney Company Construction and Real Estate Division which built retail facilities throughout the Western United States. Mr. Grubbs has more than 30 years of experience in residential real estate and homebuilding finance. Mr. Grubbs is a member (inactive) of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Grubbs is also a former member of the Board of Directors for HomeAid Orange County, a charitable organization with the mission of building or renovating shelters for the temporarily homeless, which serves individuals and families who find themselves without shelter due to such factors as domestic violence, job loss, catastrophic illness or crisis pregnancy. He served as Treasurer and committee chair for the Finance Focus Group. Mr. Grubbs received his B.A., magna cum laude, with honors from Arizona State University.
GLENN J. KEELER. Mr. Keeler joined TRI Pointe in February 2013 and currently serves as our Vice President and Chief Accounting Officer. From 2011 until 2013, he served as Corporate Controller of STEC, Inc., a publicly traded, global provider of enterprise-class solid state drives. From 2006 until 2011, Mr. Keeler served as Director of Finance and Controller of Lantronix, Inc., a publicly traded designer, developer, marketer and seller of networking and communications products. Mr. Keeler spent six years at Ernst & Young LLP serving clients in the real estate, technology and manufacturing industries. Mr. Keeler is a Certified Public Accountant (inactive) in California and earned his B.A. from California State University Dominguez Hills.
DAVID C. LEE. Mr. Lee has served as our Vice President, General Counsel and Secretary since January 2018. From 2013 until joining our management team, Mr. Lee was a partner in the Orange County and Los Angeles offices of K&L Gates LLP, where he focused on capital markets transactions, mergers and acquisitions and general corporate and securities matters. From 2004 to 2013, Mr. Lee was a corporate and securities lawyer with Gibson, Dunn & Crutcher LLP, and from 1998 to 2004, Mr. Lee served as special counsel in the Office of Chief Counsel at the U.S. Securities and Exchange Commission's Division of Corporation Finance and as counsel to an SEC Commissioner. Mr. Lee received his B.A. from University of California, Riverside, his M.B.A. from Loyola Marymount University and his law degree from Loyola Law School, Los Angeles.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires TRI Pointe's directors and certain officers, and persons who own more than 10% of a registered class of TRI Pointe equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of TRI Pointe common stock and other equity securities. Certain officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish TRI Pointe with copies of all Section 16(a) forms they file. To TRI Pointe's knowledge, based on information furnished by these persons, all Section 16(a) filing requirements applicable to TRI Pointe's directors, executive officers and greater-than-ten-percent stockholders were complied with on a timely basis during the fiscal year ended December 31, 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation described in the section entitled "Executive Compensation," our executive officers, directors and other related parties will be entitled to receive, or have received since the beginning of the last fiscal year, material financial and other benefits, including the following:
Indemnification Agreements
We have entered into an indemnification agreement with each of our directors and our current executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Registration Rights Agreement and Sale of Starwood Fund Shares
On January 30, 2013, TRI Pointe entered into a registration rights agreement with the former members of TPH LLC, including VIII/TPC Holdings, L.L.C., a fund affiliated with two of our former directors, Messrs. Sternlicht and Graham and a then greater than 5% holder of our common stock (the "Starwood Fund"), and Messrs. Bauer, Grubbs and Mitchell, with respect to the shares of common stock that they received as part of TRI Pointe's formation transactions. The shares are referred to collectively as the "registrable shares." After a request by the Starwood Fund, we filed an automatic shelf registration statement on Form S‑3 with respect to the potential offer and sale of the registrable shares. On March 22, 2017, the Starwood Fund sold all of its registrable shares under the shelf registration statement in an underwritten offering. We did not receive any proceeds from this sale.
Conflicts of Interest
TRI Pointe has adopted written Corporate Governance Guidelines that, among other things, require directors to disclose to the Chairman of our Board of Directors personal or business interests that involve an actual or potential conflict of interest. In addition, our Code of Business Conduct and Ethics requires that a "Related Person Transaction" must be approved in advance by a vote of a majority of our disinterested and independent directors. A "Related Person Transaction" means any transaction, arrangement or relationship in which (i) TRI Pointe is a participant, (ii) the amount involved will, or may be expected to, exceed $120,000, and (iii) a "Related Person" has, or will have, a direct or indirect material interest. "Related Person" means (i) a member of the Board of Directors of the Company and any nominee; (ii) an executive officer (as defined under Securities and Exchange Commission rules) of the Company; (iii) any stockholder beneficially owning more than five percent of any outstanding class of TRI Pointe's voting securities; (iv) an Immediate Family Member of any such person, and (v) any entity in which any person identified in (i) through (iii) is employed, or is a partner or principal (or holds a similar position), or is a beneficial owner of a 10% or greater direct or indirect equity interest. "Immediate Family Member" means any spouse, child, stepchild, son-in-law or daughter-in-law, parent, stepparent, mother-in- law or father-in-law, sibling, brother-in-law or sister-in-law of a person, and any person sharing the household of such person (other than a tenant or employee). Our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (or persons performing similar functions) (collectively, "Senior Officers" and each a "Senior Officer") must comply with our Code of Ethics for Senior Executive and Financial Officers, which requires the prior written approval of the Audit Committee before a Senior Officer makes any investment, accepts any position or benefits, participates in any transaction or business arrangement or otherwise acts in a manner that creates or appears to create a conflict of interest. Neither the adoption of these policies nor any communication concerning these policies is intended to constitute a representation concerning past, present or future compliance by the persons subject to them. We cannot assure you that these policies will be successful in eliminating the influence of conflicts of interest. These policies may be amended from time to time at the discretion of our Board of Directors, without a vote of stockholders.

AUDIT COMMITTEE MATTERS
Independent Registered Public Accounting Firm Fees
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2017 and 2016 by Ernst & Young LLP. All fees below were approved by the Audit Committee in conformity with the Audit Committee's pre-approval process.

	Year Ended December 31,
	2017	2016
Audit Fees(1)	$2,325,214	$2,428,461
Audit-Related Fees(2)	—	37,389
Tax Fees(3)	463,328	459,830
All Other Fees(4)	2,000	2,000
Total	$2,790,542	$2,927,680
__________

(1)
These are fees for professional services performed by Ernst & Young LLP for the audit of TRI Pointe's annual financial statements, consents and comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
These are fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of TRI Pointe's financial statements, including consulting on financial accounting/reporting standards.

(3)
These are fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. This includes the preparation of TRI Pointe's and its consolidated subsidiaries' original and amended tax returns, refund claims, payment planning, tax audit assistance and tax work stemming from "Audit-Related" items.

(4)	These are fees for other permissible work performed by Ernst & Young LLP that does not meet the above category descriptions.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee has responsibility for establishing policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate, compensate, retain and oversee the work of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting). Our internal auditing function and the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee has the sole authority to approve all audit engagement fees and terms, and the Audit Committee, or the Chair of the Audit Committee, must pre-approve any audit and non-audit services provided to us by the independent registered public accounting firm and the fees and terms thereof (provided that the Chair may not pre-approve services in excess of $25,000 and must report any such approval to the full Audit Committee at the next regularly scheduled meeting of the Audit Committee).

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING
Stockholders who wish to submit a proposal to be considered for inclusion in our proxy statement and form of proxy for the 2019 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a‑8 under the Exchange Act. To be eligible for inclusion, proposals must be submitted in writing and received by us on or before November 16, 2018 at TRI Pointe Group, Inc., 19540 Jamboree Road, Suite 300, Irvine, California 92612, Attention: Corporate Secretary.
Any stockholder who intends to nominate an individual for election to our Board of Directors or submit a matter for consideration at the 2019 annual meeting, other than by submitting a proposal to be included in our 2019 proxy statement, must give timely notice according to our Bylaws. Our Bylaws provide that, to be timely for submission to the 2019 annual meeting, a stockholder's notice must be mailed to and received at our principal executive offices, at 19540 Jamboree Road, Suite 300, Irvine, California 92612 not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials or notice of availability of proxy materials (whichever is earlier) for the 2018 annual meeting; provided, however, that if the 2019 annual meeting is held or the 2019 annual meeting date is called for a date that is not within 30 days from the first anniversary date of the 2018 annual meeting, then written notice by a stockholder in order to be timely must be received no earlier than the 120th day before the date of such annual meeting and not later than the later of the 90th day before the date of such annual meeting, as originally convened, or the close of business on the tenth day following the day on which the first public disclosure of the date of such annual meeting was made. For the avoidance of doubt, if the notice of proposed matter or nominated individual is not received during this time-frame, such proposal will be deemed untimely and will not be accepted.
For each matter any stockholder intends to bring before the 2019 annual meeting, the stockholder's notice must comply with all applicable provisions of our Bylaws, including a description of the proposal or business (including the complete text of any resolutions to be presented at the annual meeting, and, in the event that such business includes a proposal to amend our Bylaws, the text of the proposed amendment), the reasons for conducting such business at the annual meeting, and any material interest the stockholder has in that business as well as information regarding the stockholder, the number of shares of our common stock that the stockholder owns and a representation that such stockholder intends to appear in person or by proxy at the annual meeting. Any stockholder proposals must also comply in all respects with the rules and regulations of the SEC. For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.2 to our Current Report on Form 8‑K, filed with the SEC on October 27, 2016.

ANNUAL MEETING OF STOCKHOLDERS OF

TRI POINTE GROUP, INC.

April 27, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:
The notice of meeting, proxy statement, proxy card and annual report to stockholders are available at http://www.astproxyportal.com/ast/18094

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00000333333030000000 0 042718

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE,THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE LISTED NOMINEES.

	FOR	AGAINST	ABSTAIN
Douglas F. Bauer	☐	☐	☐
Lawrence B. Burrows	☐	☐	☐
Daniel S. Fulton	☐	☐	☐
Steven J. Gilbert	☐	☐	☐
Constance B. Moore	☐	☐	☐
Thomas B. Rogers	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____ Date: ____ Signature of Stockholder ____ Date: ____

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

TRI POINTE GROUP, INC.

April 27, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:
The notice of meeting, proxy statement, proxy card and annual report to stockholders are available at http://www.astproxyportal.com/ast/18094

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00000333333030000000 0 042718

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE,THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE LISTED NOMINEES.

	FOR	AGAINST	ABSTAIN
Douglas F. Bauer	☐	☐	☐
Lawrence B. Burrows	☐	☐	☐
Daniel S. Fulton	☐	☐	☐
Steven J. Gilbert	☐	☐	☐
Constance B. Moore	☐	☐	☐
Thomas B. Rogers	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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TRI POINTE GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRI POINTE GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS ON APRIL 27, 2018

The undersigned appoint(s) Douglas F. Bauer, Thomas J. Mitchell and Michael D. Grubbs, or any of them, as proxies, each with the power to appoint a substitute, and authorize(s) them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of TRI Pointe Group, Inc. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of TRI Pointe Group, Inc. to be held at 10:00 a.m. California Time on Friday, April 27, 2018, at 19540 Jamboree Road, Suite 300, Irvine, California 92612, and any adjournment or postponement of that meeting.

(Continued and to be signed on the reverse side.)

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